Exhibit 4.01

SHARE PURCHASE AND SALE AGREEMENT

Entered into between

On the one side

INVESTIDORES INSTITUCIONAIS FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

CITIGROUP VENTURE CAPITAL INTERNATIONAL, BRAZIL, L.P.

PRIV FUNDO DE INVESTIMENTO EM AÇÕES

TELE FUNDO DE INVESTIMENTO EM AÇÕES

CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL - PREVI

FUNDAÇÃO 14 DE PREVIDÊNCIA PRIVADA

FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL - PETROS

TELOS - FUNDAÇÃO EMBRATEL DE ASSISTÊNCIA E SEGURIDADE SOCIAL

FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS - FUNCEF

OPPORTUNITY FUND

OPPORTUNITY LÓGICA RIO CONSULTORIA E PARTICIPAÇÕES LTDA.

OPPORTUNITY ASSET ADMINISTRADORA DE RECURSOS DE TERCEIROS LTDA.

OPPORTUNITY INVEST II LTDA.

OPPORTUNITY INVESTIMENTOS LTDA.

OPP I FUNDO DE INVESTIMENTOS EM AÇÕES

OPPORTUNITY LÓGICA II FUNDO DE INVESTIMENTO EM AÇÕES

INTERNATIONAL MARKET INVESTMENTS, C.V.

LUXOR FUNDO DE INVESTIMENTO MULTIMERCADO

TIMEPART PARTICIPAÇÕES LTDA.

and

On the other side

BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A.

AND, FURTHER, WITH THE INTERVENTION OF TELEMAR NORTE LESTE S.A., INVITEL

S.A. and SOLPART PARTICIPAÇÕES S.A.

DATED ON APRIL 25 2008

[Initials]

SHARE PURCHASE AND SALE AGREEMENT

This Share Purchase and Sale Agreement (the “Agreement”) is made and entered into on April 25 2008, by and between the following parties:

I. On the one side, as “Vendors”:

INVESTIDORES INSTITUCIONAIS FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES, a private equity investment fund, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 01. 909. 558- 0001- 57, herein represented in accordance with its Statutes by its administrator, MELLON SERVIÇOS JURÍDICOS E FINANCEIROS DTVM S.A., a Brazilian corporation (sociedade anônima) duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its registered offices located at Av. Presidente Wilson, 231, 11º andar, in the city of Rio de Janeiro, Rio de Janeiro State, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 02. 201. 501/ 0001- 61, herein represented in accordance with its articles of incorporation, and by its administrator, ANGRA PARTNERS GESTÃO DE RECURSOS E ASSESSORIA FINANCEIRA LTDA., a limited liability company, duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its registered offices located at Rua Lauro Muller, 116 - sala 4102 (parte), in the city of Rio de Janeiro, Rio de Janeiro state, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 05. 597. 435/ 0001- 89, herein represented in accordance with its articles of incorporation (hereinafter referred to as “IIFIP”);

CITIGROUP VENTURE CAPITAL INTERNATIONAL, BRAZIL, L.P., a limited liability partnership duly incorporated and validly existing under the laws of the Cayman Islands, with registered offices at P.O. Box 281 GT, Century Yard, Cricket Square, Hutchins Drive, George Town, Grand Cayman, British West Indies, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Numbers (CNPJ /MF) 05. 479. 851/ 0001- 82 and 06. 019. 168/ 0001- 25, herein represented in accordance with its articles of incorporation (hereinafter referred to as “CVC Brazil”);

PRIV FUNDO DE INVESTIMENTO EM AÇÕES, a private equity fund, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 02. 559. 662/ 0001- 21, herein represented in accordance with its Statutes by its manager and administrator MELLON SERVIÇOS JURÍDICOS E FINANCEIROS DTVM S.A., as above identified (hereinafter referred to as “Priv FIA”);

TELE FUNDO DE INVESTIMENTO EM AÇÕES, a private equity fund, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 02. 597. 072/ 0001- 93, herein represented in accordance with its Statutes by its manager and administrator, MELLON SERVIÇOS JURÍDICOS E FINANCEIROS DTVM S.A., as above identified (hereinafter referred to as “Tele FIA”, and collectively with Priv FIA, and CVC Brazil, simply as “CVC”);

CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL - PREVI, a closed supplementary pension fund, with registered offices at Praia de Botafogo, 501, 3º e 4º andares, in the city of Rio de Janeiro, Rio de Janeiro state, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 33. 754. 482/ 0001- 24, herein represented in accordance with its By Laws (hereinafter referred to as “Previ”);

FUNDAÇÃO 14 DE PREVIDÊNCIA PRIVADA, a closed supplementary pension fund, with registered offices located at SCN Quadra 03, Bloco A, Loja 01, Térreo, Asa Norte, in the city of Brasília, Federal District, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 07. 170. 649/ 0001- 08, herein represented in accordance with its By Laws (hereinafter referred to as “Fundação 14”);

FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL - PETROS, a closed supplementary pension fund, with registered offices located at Rua do Ouvidor, 98, 9º andar, in the city / state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 34. 053. 942/ 001- 50, herein represented in accordance with its By Laws (hereinafter referred to as “Petros”);

TELOS - FUNDAÇÃO EMBRATEL DE ASSISTÊNCIA E SEGURIDADE SOCIAL, a closed supplementary pension fund, with registered offices located at Av. Presidente Vargas, 290, 10º andar, in the city / state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 42. 465. 310/ 0001- 21, herein represented in accordance with its By Laws (hereinafter referred to as “Telos”);

FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS - FUNCEF, a supplementary pension fund, with registered offices located at Setor Comercial Norte, Quadra 02, Bloco A, Edifício Corporate Financial Center, 13º andar, in the city of Brasília, Federal District, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 00. 436. 923/ 0001- 90, herein represented in accordance with its By Laws (hereinafter referred to as “Funcef”, and collectively with Previ, Fundação 14, Petros and Telos, as the “Foundations”);

OPPORTUNITY FUND, a fund duly incorporated under the laws of the Cayman Islands, with its registered offices located at UBS House, 227, Elgin Avenue, P.O. Box 852 George Town, Grand Cayman, Cayman Islands, and registered as a mutual fund as of June 15 1994, in accordance with the 1993 Mutual Fund Law, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 07. 703. 638/ 0001- 38, herein represented in accordance with its Articles of Incorporation (the “Opportunity Fund”);

OPPORTUNITY LÓGICA RIO CONSULTORIA E PARTICIPAÇÕES LTDA., a limited liability company, with registered offices located at Rua Manoel Duarte nº 14, sala 104 (parte) in the city of Três Rios, in the state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 01. 909. 405/ 0001- 00, herein represented in accordance with its Articles of Association (hereinafter referred to as “Lógica”);

OPPORTUNITY ASSET ADMINISTRADORA DE RECURSOS DE TERCEIROS LTDA., a limited liability company with registered offices located at Av. Presidente Wilson nº 231, 28º andar (parte), in the city / state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 05. 395. 883/ 0001- 08, herein represented in accordance with its Articles of Association (hereinafter referred to as “Asset”);

OPPORTUNITY INVEST II LTDA., a limited liability partnership, with registered offices located at Av. Presidente Wilson nº 231, 28º andar (parte), in the city and state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 01. 969. 204. 0001- 06, herein represented in accordance with its Articles of Association (hereinafter referred to as “Invest”);

OPPORTUNITY INVESTIMENTOS LTDA., a limited liability company, with registered offices located at Av. Presidente Wilson nº 231, 28º andar (parte), in the city and state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 03. 605. 085- 0001- 20, herein represented in accordance with its Articles of Association (hereinafter referred to as “Investimentos”);

OPP I FUNDO DE INVESTIMENTOS EM AÇÕES, a private equity investment fund, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 00. 083. 181. 0001- 67, herein represented in accordance with its Statutes by its Administrator BANCO OPPORTUNITY S.A., a Brazilian corporation (Sociedade Anônima) enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 33. 857. 830/ 0001- 99, with registered offices located at Av. Presidente Wilson nº 231, 29º andar, sala 2904, in the city and state of Rio de Janeiro, and by its manager OPPORTUNITY LÓGICA GESTÃO DE RECURSOS LTDA., a limited liability company enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 07. 263. 709/ 0001- 29, with registered offices located at Av. Presidente Wilson nº 231, 28º andar (parte), in the city and state of Rio de Janeiro (hereinafter referred to as “OPP I”);

OPPORTUNITY LÓGICA II FUNDO DE INVESTIMENTO EM AÇÕES, a private equity investment fund, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 00. 185. 259/ 0001- 54 (hereinafter referred to as “Lógica II”), herein represented in accordance with its Statutes by its Administrator BANCO OPPORTUNITY S.A., as above identified, and by its manager OPPORTUNITY GESTORA DE RECURSOS LTDA., a limited liability company duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with registered offices located at Av. Presidente Wilson nº 231, 28º andar (parte), in the city of Rio de Janeiro, Rio de Janeiro state, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 01. 608. 570/ 0001- 21 (“Lógica II”);

INTERNATIONAL MARKET INVESTMENTS, C.V., with registered offices located at Leliegracht 10, 1015 DE, Amsterdam, The Netherlands, and enrolled with Brazilian Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 08. 338. 834/ 0001- 13 (hereinafter referred to as “IMI”);

LUXOR FUNDO DE INVESTIMENTO MULTIMERCADO, an investment fund with registered offices located at Av. Presidente Wilson, nº 231, 29º andar, sala 2904, in the city of Rio de Janeiro, state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 73. 839. 250/ 0001- 93, herein represented in accordance with its Statutes (hereinafter referred to as “Luxor”);

TIMEPART PARTICIPAÇÕES LTDA., a limited liability company, with registered offices located at Av. Presidente Wilson, 231, 23º andar (parte), in the city and state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 02. 338. 536/ 0001- 47, herein represented in accordance with its Articles of Association (hereinafter referred to as “Timepart”, and, together with OPP I, IMI, Luxor, and Lógica II, simply as “Opportunity”);

II. And, on the other side, as the “Purchaser”:

BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A., a Brazilian corporation (sociedade anônima), with registered offices located in the city and state of São Paulo, at Av. Brigadeiro Faria Lima, 3064, 12º, 13º e 14º andares (parte), enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 33. 987. 793/ 0001- 33, herein represented in accordance with its By Laws (the “Purchaser” or “Credit Suisse”);

III. And further, as Intervening and Consenting Parties:

TELEMAR NORTE LESTE S.A., a Brazilian publicly held corporation (sociedade anônima de capital aberto) with registered offices located at Rua General Polidoro, nº 99, in the city and state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 33. 000. 118/ 0001- 79, herein represented in accordance with its By Laws (“Telemar”);

SOLPART PARTICIPAÇÕES S.A., a Brazilian corporation (sociedade anônima) with registered offices located at Rua Lauro Muller, nº 116, sala 4102, in the capital of Rio de Janeiro state, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 02. 607. 736/ 0001- 58, herein represented in accordance with its By Laws (“Solpart”); and

INVITEL S.A., a Brazilian publicly held corporation (sociedade anônima de capital aberto), with registered offices located at Rua Lauro Muller, nº 116, sala 4102, in the Capital of the state of Rio de Janeiro, enrolled with Ministry of Finance’s Corporate Taxpayers’ Register Number (CNPJ /MF) 02. 465. 782/ 0001- 60, herein represented in accordance with its By Laws (“Invitel”, and together with Telemar, and Solpart, collectively referred to as the “Intervening Parties”).

(The capitalized terms used in this Agreement shall have the meanings ascribed thereto in the Attachment I to this Agreement - Definitions).

RECITALS:

WHEREAS:

(i) The Vendors are the jointly holders of Invitel outstanding common shares representing a hundred per cent (100%) of Invitel’s total voting capital (which, together with Invitel’s outstanding shares held by the Vendors due to any splitting, grouping, conversion, bonus, or the issuance of new shares, are hereinafter referred to as the “Invitel Shares”), other than such shares held by any individuals that occupy and / or have formerly occupied, any office within Invitel’s administration, as provided under Attachment 4.5;

(ii) CVC Brazil Vendor is the holder of 2,329,640 (Two Million, Three Hundred and Twenty Nine Thousands, Six Hundred and Forty) common shares issued by Brasil Telecom Participações S.A. (“BrT Part”) and the following Vendors: Opportunity Fund (either directly or indirectly), IMI, Lógica II, OPP I and Luxor, are the jointly holders of 9,856,196 (Nine Million, Eight Hundred and Fifty Six Thousand, One Hundred and Six) common shares issued by BrT Part, all of which are subject to a shareholders’ agreement (and which, together with the outstanding BrT Part shares held by said Vendors due to any splitting, grouping, conversion or bonus, are referred to as the “Direct Shares” and, collectively with Invitel Shares, are referred to as the “Shares”);

(iii) Invitel is the holder of 100% (a hundred per cent) of Solpart’s capital stock other than such shares held by individuals that occupy and / or have formerly occupied any office within Solpart’s administration, as provided under Attachment 4.5, which is in turn the holder of 68,907,150 (Sixty Eight

Million, Nine Hundred and Seven Thousand, a Hundred and Fifty) common shares issued by BrT Part, representing 51.41% (Fifty One Point Forty One Per Cent) of BrT Part’s voting capital and 18.93% (Eighteen Point Ninety Three Per Cent) of BrT Part’s total capital (“BrT Part Shares”);

(iv) BrT Part is the holder of 247,317,180 (Two Hundred and Forty Seven Million, Three Hundred and Seventeen Thousand, a Hundred and Eighty) common shares issued by Brasil Telecom S.A. (“BrT”), representing 99.09% (Ninety Nine Point Zero Nine Per Cent) of BrT’s voting capital and 120,911,021 (A Hundred and Twenty Million, Nine Hundred and Eleven Thousand, and Twenty One) preferred shares issued by BrT, representing 38.83% (Thirty Eight Point Eighty Three Per Cent) of the total preferred shares issued by BrT, and such common / preferred shares jointly represent 65.64% (Sixty Five point Sixty Four Per Cent) of BrT total capital stock (the “BrT Shares”);

(v) BrT is a publicly held company that explores the concession of commuted fixed telephone services (Serviço Telefônico Fixo Comutado - “STFC”), intended for general public utilization, provided under public regime, in activity within the area II, as defined under the General Concession Plan (Plano Geral de Outorgas - “PGO”);

(vi) the Vendors, as direct and indirect majority shareholders of BrT Part and BrT, respectively, wish to dispose the shares representing the share control in BrT Part and BrT and their relevant holding companies, through the selling of Invitel Shares and Direct Shares;

(vii) Telemar finds, in accordance with Telemar strategy for technological development, quality, productivity and competitive gains, the BrT share control acquisition of paramount importance;

(viii) the Brazilian telecommunication regulations limit the control acquisition in a licensed STFC provider by another licensed STFC provider with its activities within a different region described under the PGO, which limitation may be removed upon enforcement of the discretionary authority of Brazilian National Telecommunication Agency - ANATEL, as provided by Article 202, Paragraph 1, of Law Number 9,472, of July 16 1997 (The General Telecommunication Law - Lei Geral de Telecomunicações - “LGT”, as amended), in case it finds the same is no longer required to meet the PGO purposes;

(ix) the Brazilian Association of Commuted Fixed Telephonic Service Providers - Associação Brasileira de Concessionárias de Serviço Telefônico Fixo Comutado - ABRAFIX requested ANATEL to review the rules that impose said limitation, including through a proposed amendment to the PGO, permitting the explicit acquisition of one concessionaire by another concessionaire with its activities in a different region;

(x) it was forwarded to ANATEL through the Ministry of Communications the Official Letter Number 11/ 2008/ MC, which exposes the guidelines of the National Telecommunication Policy and recommends, among other initiatives aiming at the development of the sector and stimulation of competitiveness, the deletion of prohibition under Article 7 and Article 14 of the PGO, that prevent any transfer of control or concession that results in the direct or indirect control by a same shareholder, or shareholding group, of concessionaires with their activities along different PGO Regions, so as to permit an integration of STFC networks and the geographical consolidation between such Regions;

(ix) Telemar finds the technological improvements experimented by the telecommunication sector have opened new competitiveness possibilities and new borderlines for an effective service provision to consumers, what demands a review of this prohibition so as to one STFC concessionaire acquires the control of another STFC concessionaire with its activities in a different PGO Region, which presently proves to be inappropriate, considering the fundamental purposes for the stimulation of investments towards the universalization, technological development, service quality of telecommunication in compliance with updated competitiveness standards;

(xii) Telemar finds the supplementary nature of the mobile and commuted fixed telephony services provided by Telemar and by BrT will enable the accrual of scale and scope savings that will result in a better fulfillment of market and consumer’s needs;

(xiii) Vendors interest in disposing those Shares representing BrT Part, and consequently BrT, share control, may not be bound to the necessarily undetermined term to adopt the aforementioned administrative measures, considering the Vendors’ intention to carry out a firm sale;

(xiv) in accordance with the legislation in force, the disposal of Shares representing BrT Part’s share control is subject to Anatel approval, what subjects all and any share control acquisition to the suspending condition of said approval;

(xv) in order to enable the immediate acquisition of Invitel Shares and Direct Shares under an agreement, what will secure to Telemar the right to acquire the indirect share control in BrT Part and BrT - however subject to Anatel’s prior consent - , the Credit Suisse (acting as Commission Agent) has entered with Telemar (acting as Principal) a commission agreement in accordance with which the Commission Agent, subject to the terms and conditions set forth there under, has committed itself within the scope of said agreement, to contract with the Vendors the acquisition in its own behalf, but on Telemar’s account and order, of all Invitel Shares and Direct Shares (the “Commission Agreement”);

(xvi) the Purchaser is not a holding company, either directly or indirectly, in any commuted public service concessionaire with activities in any area defined under the PGO, and thus the BrT Part and BrT control acquisition by the Purchaser is not subject to the limitations imposed on Telemar;

(xvii) Vendors and Telemar have estimated a term they consider reasonable for Anatel to adopt any action required to carry out the regulatory measures, or to otherwise amend the regulation in force, that implicate in the overcoming of the regulatory restrictions presently in force, enabling therefore the Purchaser hereto, under the Commission Agreement, to assign all its rights and obligations under this Agreement to Telemar, so as to the acquisition of Invitel Shares and Direct Shares is submitted to Anatel by Telemar itself, under the regulatory framework review, in compliance with the fundamental purposes of stimulation and investment of telecommunication, and the universalization, technological development, and service quality thereof, within updated competitiveness standards;

NOW THEREFORE, the Parties agree as follows:

CLAUSE 1

SHARE PURCHASE / SALE AND PURCHASE PRICE

1.1 Share Purchase and Sale. The Vendors hereby, and subject to the terms and conditions set forth under the present Agreement, sale to the Purchaser, and the Purchaser acquires from Vendors, irrevocably and irreversibly, the following:

(i)	all the Invitel Shares, as detailed in Attachment 1.4 (i); and

(ii)	all the Direct Shares, as detailed in Attachment 1.4 (ii).

1.2 Purchase Price. In consideration of the acquisition of all Shares, the Purchaser shall pay the Vendors, on the Closing Date, a total amount of R$ 5,863,495,791.40 (Five Billion, Eight Hundred and Sixty Three Million, Four Hundred and Ninety Five Thousand, Seven Hundred and Ninety One Brazilian Reais and Forty Cents), as follows:

(i) in consideration for Invitel Shares, the amount of R$ 4,982,388,785.42 (Four Billion, Nine Hundred and Eighty Two Million, Three Hundred and Eighty Eight Thousand, Seven Hundred and Eighty Five Brazilian Reais, and Forty Two Cents) (the “Invitel Shares’ Purchase Price”); and

(ii) in consideration for the Direct Shares, the amount of R$ 881,107, 005.98 (Eight Hundred and Eighty One Million, One Hundred and Seven Thousand, and Five Brazilian Reais and Ninety Eight Cents) (the “Direct Shares’ Purchase Price”).

1.2.1 The amounts stated in Clauses 1.2. (i) and (ii), above, shall be updated based on the Interbank Deposit average daily rates cumulative variation - DI for 1 (one) day, over extra group, as computed and issued by CETIP - Settlement and Custody Chamber, based on 252 (two hundred and fifty two) days, expressed in the Daily Factor form, disclosed on CETIP’s website, in accordance with the following formula:

V1 = V0 x (P FD1) X (FD n - 1) k

Where,

V1 = updated amount as of the payment date

V0 = amount to be updated, computed as of the agreement signature date

P FD1 = product of Daily Factors from the date of signature of this Agreement until the 4th Business Day prior to the Closing Date.

FD n - 1 = Daily Factor for the 4th (fourth) Business Day before the Closing Date

k = Number of Business Days from the 3rd (third) Business Day prior to the Closing Date to the payment date (for clarification purposes: k = 3 for such shares disposed of through a private transaction, or k = 6 for such shares disposed of through auction in stock exchange)

1.3 Invitel Settlement Amount. From the Invitel Shares’ Purchase Price, adjusted as provided under Clause 1.2.1, it will be deducted Invitel Net Debt, computed on the 3rd (third) Business Day prior to the Closing Date (“Invitel Settlement Amount”). Invitel Settlement Amount shall be assessed on the 3rd (third) Business Day prior to the Closing Date, in accordance with the provision in Attachment 1.3 hereto, which includes the form of the certificate to be issued by the 2 (two) directors of Invitel on the Closing Date, certifying the outstanding amount of Invitel Net Debt on the 3rd (third) Business Day prior to the Closing Date.

1.3.1 The term “Invitel Net Debt” shall mean the difference between the following amounts, all updated and / or assessed in accordance to their relevant instruments on the 3rd (third) Business Day prior to the Closing Date, anticipated for the 3 (three) subsequent Business Days, based on the CDI assessed for the 4th (fourth) Business Day prior to the Closing Date: (i) the amount resulting from the sum of: (a) the outstanding debt of the commercial promissory notes of Techold 1st Issuance, registered before CVM with number CVM/ SRE/ SEC/ 2007/ 046, for a principal amount of R$ 990,000,000.00 (Nine Hundred and Ninety Million Brazilian Reais), transferred upon Invitel succession, due to the merger of the split-off part in Techold into said company (“Promissory Notes”) or the new debt that may be possibly incurred for refunding the same (“Invitel Refunded Debt”); (b) other current liability and non- current liability items, including unpaid declared dividends; and (ii) the amount resulting from the sum of: (a) Invitel cash; (b) available cash flow financial investments with first class banks, net of taxes and assessments, payable on said financial investments; and (c) Solpart Net Cash. For the purposes of this Clause, “Solpart Net Cash” shall mean the difference between the following amounts, updated and / or ascertained in accordance with their relevant instruments, on the 3rd (third) Business Day prior to the Closing Date, anticipated, for the 3 (three) subsequent Business Days, based on the CDI issued on the 4th (fourth) Business Day prior to the Closing Date: (i) the amount resulting from the sum: (a) of Solpart cash; (b) financial investments with immediate liquidity with first class banks, net of payable taxes and assessments on said financial investments; and (c) the amount of R$ 54,444,885.50 (Fifty Four Million, Four Hundred and Forty Four Thousand, Eight Hundred and Eighty Five Brazilian Reais and Fifty Cent), received as interest paid on own capital, and corrected based on CDI variation as from April 16 2008; and (ii) the amount resulting from the sum of (a) all current and non- current liabilities; and (b) the amount of dividends and interest on own capital, financially received by Solpart and Invitel as from January 1 2008, adjusted following the CDI variation from the actual payment day to the 3rd (third) Business Day prior to the Closing Date. For the purposes of Invitel Net Debt computation, any unpaid declared dividends of Solpart payable to Invitel shall be disregarded.

1.3.1.1 The Promissory Notes refunding shall not include any limitation to the prepayment by Invitel at any time. Previ, Petros, Funcef, IIFIP, and CVC Vendors shall take any action required for Invitel obtaining from its lenders, or Promissory Notes agent, if possible, a statement with the exact settlement amount of the Promissory Notes on the 3rd (third) Business Day prior to the Closing Date, or of Invitel’s Refunded Debt. Purchaser shall, within no later than 15 (fifteen) days after the Closing: (i) provide Invitel with financial funds required for Invitel to liquidate Invitel Refunded Debt; or (ii) on account, and upon the order, of Invitel, discharge Invitel Refunded Debt.

1.3.1.2 The amount of each of Invitel Shares shall be equal to Invitel Settlement Amount divided by the number of outstanding Invitel Shares on the Closing Date (“Value per Invitel Share”). The Value per Invitel Share shall be stated with 2 (two) places of decimals and rounded up until the fifth closest place of decimals for the figure on the sixth place of decimals, rounded up whenever such figure is 5 (five).

1.3.1.3 Direct Shares’ Settlement Amount From the Direct Shares’ Purchase Price, adjusted as provided in Clause 1.2.1, it will be deducted: (i) the amount of any dividend and interest on own capital, declared by BrT Part, which have been allocated to share capital as from January 1 2008 (that is, BrT Part shares shall start to be traded on stock exchange based on such rights as from January 1 2008) and unpaid as of the Closing Date, net of any payable tax, when applicable, on the amount due, and (ii) the amount of any dividends and interest on own capital net stated by BrT Part, which shall be allocated to the share capital as from January 1 2008 (that is, BrT Part shares shall start to be traded on stock exchange based on such rights as from January 1 2008), and paid until the Closing Date, adjusted according to CDI variation from the actual payment date to the 3rd (third) Business Day prior to the Closing Date. In case Opportunity Vendors shall transfer their Direct Shares as provided in Clause 1.6 and the new holder of such shares becomes the holder of any assets arising from the distribution of any dividends and / or interest on own capital (whether paid or not), the amount of such credit shall not be deducted for the purposes of this clause, provided, however, that the totality of such funds remains with said company.

1.3.1.4 The amount of each Direct Shares shall be equal to the Direct Shares’ Settlement Amount divided by the number of outstanding Direct Shares existing on the Closing Date (“Amount per Direct Share”). The Amount per Direct Share shall be stated with 2 (two) places of decimals and rounded up until the fifth closest place of decimals for the figure on the sixth place of decimals, rounded up when such figure is 5 (five).

1.3.1.5 The Purchaser shall pay on the Closing Date: (i) to each Vendor, the Value per Invitel Share, multiplied by the number of Invitel Shares held by each Vendor, as stated on the table in Attachment 1.1 (i), updated until the 3rd (third) Business Day prior to the Closing Date; and (ii) to each CVC and Opportunity Vendor, the Amount per Direct Share, multiplied by the number of Direct Shares held by each one of CVC and Opportunity Vendors, as stated on the table in Attachment 1.1 (ii), updated until the 3rd (third) Business Day prior to the Closing Date.

1.3.1.6 In case the Vendors fail to provide the updating under Attachments 1.1(i), and 1.1(ii) until the 3rd (third) Business Day prior to the Closing Date, the Purchaser shall pay the Amount per Invitel Share, or the Amount per Direct Share, as applicable, based on said Attachments provided on the date this Agreement is signed.

1.4 The withholding income tax imposed on the Shares disposed of through private instrument (the “Tax on Gains of Capital”), whenever payable, shall be computed based on the acquisition costs of each Vendor domiciled overseas, which are stated in Attachment 1.4.

1.4.1 The Tax on Gains of Capital shall be fully deducted from the amount paid to the Vendor responsible for such Tax on Gains of Capital. On the Closing Date, the Purchaser shall retain and collect the Tax on Gains of Capital payable by each Vendor. The Purchaser shall provide to the relevant Vendor, as a condition precedent to the transfer of its Shares to the Purchaser, the original counterpart of any tax payment return on Gains of Capital.

1.5 Closing Procedures. On the 10th (tenth) Business Day following the date of publication of Anatel approval referred to in Clause 2.1 (i), below (the “Closing Date”), the following acts shall be taken, subject to any terms and conditions set forth hereunder (“Closing”);

1.5.1 IIFIP Vendor shall transfer its Invitel Shares to Vendor through a private transaction, upon payment, by Purchaser, of Value per Invitel Share, multiplied by the number of Invitel Shares held by IIFIP Vendor, as provided on Clause 1.5.4.

1.5.2 Each Foundation Vendors shall transfer their Invitel Shares through private transaction, subject to the provision on Clause 3.2, and / or shall dispose the same through stock exchange auction, in compliance with CVM Instruction number 168, of December 23, 1991, as amended, and the applicable regulations, and as provided on Clauses 1.5.4 and 1.5.5.

1.5.3 CVC and Opportunity Vendors shall transfer their Shares through private transaction and / or dispose the same through stock exchange auction, or established over the counter market, as provided in CVM Instruction number 168, of December 23 1991, as amended, and the applicable legislation, and subject to Clauses 1.5.4 and 1.5.5.

1.5.3.1 CVC Vendor shall transfer its Direct Shares to Purchaser through private transaction, and shall remain liable for obtaining the required foreign investment register for transactions of this nature (RDE - IED) from Brazilian Central Bank and CVM.

1.5.4 Purchaser shall perform the payment of Invitel Settlement Amount and / or the Direct Shares’ Settlement Amount, as appropriate, in connection with the Shares held by IIFIP Vendor and such Vendors that chose to carry out the transfer through a private transaction, with immediately available funds in national legal currency credited to the relevant current accounts detailed on Attachment 1.5.4. Such Vendors reserve hereby the right to appoint other current accounts upon written notice to Purchaser no later than 5 (five) Business Days prior to the Closing Date.

1.5.5 Each CVC, Opportunity and Foundations Vendors that chose to sell, in whole or in any part, its Shares through an auction (“Auction Vendors”) shall (i) notify Purchaser, upon notification forwarded no later than 5 (five) Business Days prior to the Closing Date (“Auction Sale Notification”), the quantity of Invitel Shares and / or Direct Shares to be disposed of through an auction (collectively, the “Auction Shares”); and (ii) take any and all action required in order to carry out the auctions on the Closing Date, including the signature of the relevant documents. Upon an election for auction sale, Purchaser shall remain irrevocably and irreversibly liable for placing and honoring firm purchase orders: (i) for each Invitel Auction Share, for the Value per Invitel Share; and (ii) for each Direct Share disposed of in an auction, for the Value per Direct Share.

1.5.5.1 Upon the Auction Sale Notice and immediately before the Closing Date, Auction Vendors shall convert all their Invitel Shares to be sold by auction into redeemable preferred shares with no voting rights, issued by Invitel, in accordance with

Invitel By Laws, transcribed in Attachment 1.5.5.1 to the present Agreement (“Invitel Shares for Auction”). Such Invitel Shares for Auction shall not be representative of more than 2/3 (two thirds) of Invitel capital stock.

1.5.5.2 The delivery and execution of Auction Shares auction shall be a responsibility of the relevant Vendor in Auction, and the Purchaser shall be liable for submitting the bid to acquire all the relevant Auction Shares.

1.5.5.3 Purchaser shall not be obligated to provide any bid for an Auction Share in an amount that exceeds (i) the Value per Invitel Share, and (ii) the Value per Direct Share, as appropriate. In case another person acquires, in whole or in any part, the Invitel Shares for Auction at the relevant auction carried out in stock exchange or established over the counter market, the Auction Vendors that have sold their Invitel Shares for a third party shall remain liable towards Purchaser, for all obligations, commitments, and guarantees thereof provided under this Agreement, as if they were the Invitel Shares’ Vendors for Purchaser.

1.5.5.4 Vendors shall remain irrevocably and irreversibly liable for refraining from placing purchase orders, either directly or indirectly, during stock exchange auctions, established over the counter market, as provided in this Clause.

1.5.5.5 Before any auction is performed, as provided under this Clause, and upon the transfer of Invitel Shares held by IIFIP Vendor, the Vendors shall assign to Purchaser, in consideration of R$ 1,000.00 (A Thousand Brazilian Reais), a subscription bond issued by Invitel, which shall represent the entirety of subscription bonds issued by Invitel from the date this Agreement is signed to the Closing Date and shall confer upon Purchaser the right to subscribe any increase to Invitel capital, which terms and conditions are detailed in Attachment 1.5.5.5 hereto.

1.6 Opportunity Vendors shall, with immediate effects, be authorized to transfer, upon capital conveyance, their Direct Shares, respectively, to specific purpose publicly held companies without any other assets (other than said Direct Shares) and liabilities of any nature (other than any liabilities in an amount of up to R$ 5,000.00), whose capital stock (represented by shares free and clear from any burden or encumbrance) shall be of at least 99.99% (Ninety Nine point Ninety Nine Per Cent) held, either directly or indirectly, by Opportunity Vendors. Said company shall not have issued any securities other than the shares representing the capital stock thereof. In this case, Opportunity Vendors may elect to dispose of, in auction or upon private instrument, at least 99.99% (Ninety Nine point Ninety Nine Per Cent) of common and preferred shares representing the capital stock of said specific purpose companies to Purchaser. In the event there are preferred shares issued by said specific purpose company, then it is understood that said shares shall be redeemable and shall not carry any voting and / or veto rights, nor any other political right.

1.6.1 Each of Opportunity Vendors may transfer, in whole or in any part, their Invitel Shares to a company controlled by it, which company shall be subsequently considered a Vendor, in substitution of the relevant assigning Opportunity Vendor, for all purposes of this Agreement, provided, however, that: (i) it shall take this action with no later than 90 (ninety) days counted from the date this Agreement is signed; (ii) the assignee shall express its consent to abide by all terms of the present Agreement, upon written notice to be forwarded to each of Opportunity Vendors that have chosen said assignment, and by Purchaser; and (iii) Opportunity Vendors and the assignee shall remain jointly liable for all obligations provided under this Agreement.

1.7 CVC Brazil Vendor may, as authorized by CVM Official Letter CVM/ SIN/ GII-I number 991/ 2008, transfer, in whole or in any part, its Invitel Shares, and / or Direct Shares, to Citigroup Venture Capital International Brazil (Delaware), LLC (“CVC Delaware”), which is under CVC Brazil Vendor’s control. In case said transfer takes place, CVC Delaware shall be considered as a Vendor, in substitution to CVC Brazil, for all purposes of the present Agreement, provided, however, that: (i) it shall take such action within no later than 90 (ninety) days counted from the date this Agreement is signed; (ii) the assignee shall have expressed its consent to abide by all terms of this Agreement upon written notification to be forwarded by CVC Brazil and by assignee to Purchaser; and (iii) CVC Brazil and the assignee shall remain jointly liable for all obligations provided under this Agreement.

1.8 On the Closing Date: (i) the Vendors that chose to transfer their Shares through a private transaction shall provide Purchaser, or any party appointed by the same, with duly signed Share Transfer Orders - OTAs (or take any other pertinent and required actions to perform the Share transfer); and (ii) Auction Vendors shall carry out said auction, as provided under this Agreement.

1.8.1 In the event that, as of the Closing Date, any of the Vendors that have elected to transfer, in whole or in any part, of their Invitel Shares through private transactions, fail to timely execute the required documents to carry out the transfer of such Shares (“Nonperforming Private Vendor”), so as to enable the Purchaser to become the holder of said Shares, Purchaser shall notify the relevant Vendor to transfer, within the next 3 (three) following Business Days, the interest in said Shares in accordance with the Agreement, subject to the penalty, in case it fails to do so, of incurring a compensatory fine equivalent to 30% (thirty per cent) of the Value per Invitel Share multiplied by the number of Invitel Shares held by the Nonperforming Private Vendor that are subject to a private transaction. The fine prescribed in this Clause shall not apply to any of the events provided in Clause 1.17, or to such cases provided by law. Upon the expiration of the above- mentioned term, Purchaser may, as the Grantor of the Nonperforming Private Vendor (which grant is hereby irrevocably and irreversibly awarded to the same, as provided in Article 684, of Brazilian Civil Code, solely to fulfill the obligations assumed by the Nonperforming Private Vendor), perform any of the powers described in Attachment 1.8.1, and take any and all actions required to carry out the transfer, to itself, of Invitel Shares held by the Nonperforming Private Vendor, and which are within the scope of such private transaction, being entitled, for this purpose, to represent the grantor before all custody institutions responsible for recording such Invitel Shares and any competent authorities, and the Nonperforming Private Vendor shall be liable for all costs and charges, of any kind or nature, occasionally incurred arising from such transfer.

1.8.2 In the event that, on the Closing Date, CVC Brazil Vendor fails to execute the instruments required for the transfer its Direct Shares, so as to enable the Purchaser to become the holder of said Direct Shares, then the Purchaser shall notify CVC Brazil Vendor to, within the next 3 (three) Business Days subsequent, transfer the ownership interest in said Direct Shares in compliance with the Agreement, subject to the penalty provided under Clause 1.10.

1.9 In the event that, no later than 2 (two) Business Days prior to the Closing Date, either Auction Vendor shall not take any procedure so as to enable the Purchaser to acquire the Auction Shares (except as otherwise a purchasing interference occurs during the auction), Purchaser shall notify the relevant Auction Vendor to, within the subsequent 3 (three) Business Days, carry out the auction, in the form provided under this Agreement, subject to the penalty, when failing to do so, of bearing the compensatory fine provided in Clause 1.11.1, and being compelled to transfer its Shares under a private transaction.

1.10 In the event that, upon the expiration of 3 (three) Business Days from Purchaser notice, as provided in Clause 1.8.1 (and applicable to Clause 1.8.2) or 1.9, as applicable, the relevant Vendor holding Direct Shares fails to take the procedures required for the disposal or transfer of its relevant Direct Shares, then Purchaser shall be exempted from the obligation to acquire such Direct Shares, which exemption shall not apply upon the events provided in Clause 1.16 or 1.17, as applicable. The provision of this Clause shall not exempt Purchaser from acquiring Invitel Shares under this Agreement.

1.11 In case any of the Vendors shall not transfer to Purchaser the Invitel Shares for Auction within 3 (three) Business Days, as provided in Clause 1.9 (the “Nonperforming Auction Vendor”), then Purchaser, without prejudice of any legal remedy applicable, may provide a court deposit for the aggregate Invitel Settlement Amount in connection with such Invitel Auction Shares, after the only deduction of the Tax on Gains of Capital, when applicable. Upon the expiration of the above- mentioned term, Purchaser may, as the grantor of the Nonperforming Auction Vendor (which grant is hereby irrevocably and irreversibly awarded, as provided in Article 684 of the Civil Code, to fulfill only those obligations assumed by the Nonperforming Auction Vendor), perform any of the powers described in Attachment 1.11. and take any and all actions required to carry out the transfer, to itself, of Invitel Shares in the Auction, held by the Nonperforming Auction Vendor, irrespective of any public disposal procedure, being entitled, for this purpose, to represent the grantor before all custody institutions responsible for recording such Invitel Shares in the Auction and any competent authorities, and the Nonperforming Auction Vendor shall be liable for all costs and charges, of any kind or nature, occasionally incurred arising from such transfer.

1.11.1 In the event Purchaser shall elect the court deposit prescribed under Clause 1.11 above, and only upon the completion of Invitel Shares in Auction transfer to Purchaser, then the Nonperforming Auction Vendor may, with immediate effects: (i) raise an amount corresponding to 70% (seventy per cent) of said court deposit, the balance of which shall remain guaranteed until a final decision on the enforcement of a compensatory fine payable to Purchaser, and Purchaser shall commit itself not to take any action to prevent the prompt draft of the above- mentioned 70% (seventy per cent) amount by the Nonperforming Auction Vendor; or (ii) draft the aggregate amount subject to court deposit against the production, on Purchaser behalf, of a bank guarantee issued by a world class financial institution, for an amount of at least 30% (thirty per cent) of said court deposit, in addition to the relevant remuneration, which guarantee shall remain in force and effect until a final decision on the applicability of compensatory fine payable on Purchaser’s behalf, and Purchaser shall remain liable, provided, however, that said guarantee is effectively produced upon satisfactory and usual conditions for similar guarantees, for refraining from taking any action to prevent the prompt draft by the Nonperforming Auction Vendor of the aggregate amount aforementioned. The compensatory fine provided in this Clause shall not be payable under any of the events prescribed in Clause 1.16, under any events provided by law, or further in case a willful misconduct of the relevant Nonperforming Auction Vendor is not verified upon a homologated arbitral award.

1.12 In case Purchaser, in breach under the terms of this Agreement, fails to carry out the financial settlement upon the acquisition of, or fails to place a firm purchase order for, Invitel Shares representing at least 60% (sixty per cent) of Invitel total voting capital, then IIFIP, CVC, Previ, Petros, and Funcef Vendors shall jointly notify the Purchaser to acquire all Invitel Shares within 3 (three) Business Days. In case, upon the lapse of 3 (three) Business Days, Purchaser has failed to liquidate the acquisition, or fails to place a firm purchase order, of Invitel Shares representing at least 60% (sixty per cent) of Invitel total voting capital, then IIFIP, CVC, Previ, Petros, and Funcef Vendors shall jointly decide, at their sole discretion, whether: (i) legal and / or out -of -court measures should be adopted as appropriate under Clause 10.7, so as to enforce the retained credit against the Purchaser due to nonperformance under this Clause 1.12, in addition to a 30% (thirty per cent) fine on Invitel Settlement Amount, or (ii) the parties shall, jointly, terminate the present Agreement, solely in connection with IIFIP, CVC and Foundations Vendors, as provided in Clause 7.2, without prejudice to the payment of the above- mentioned fine, and the obligation to indemnify Telemar, as set forth in Clause 6.3.

1.13 In case the Purchaser, in breach under the terms of the present Agreement, fails to carry out the financial settlement upon the acquisition of the Direct Shares held by CVC Brazil Vendor, then CVC Brazil Vendor shall notify the Purchaser to perform the financial settlement of the acquisition within 3 (three) Business Days. Should the Purchaser remain in breach towards the acquisition financial settlement for any of such Shares, CVC Brazil Vendor - irrespective of Opportunity, IIFIP, CVC, Previ, Petros, and Funcef Vendors’ option under Clauses 1.12 and 1.14 - shall be entitled the separate right, at its sole discretion, to adopt any legal and / or administrative remedies available under Clause 10.7, as to enforce the retained credit against Purchaser due to the nonperformance as provided in this Clause, in addition to a fine of 30% (thirty per cent) on the Purchase Price of the Direct Shares (respectively).

1.14 In case the Purchaser, in breach under the terms of the present Agreement, fails perform the financial settlement upon the acquisition of, or fails to place a firm purchase order for Invitel Shares and / or Direct Shares held by any of Opportunity Vendors, then Opportunity Vendors shall notify the Purchaser to perform the financial settlement of said acquisition within 3 (three) Business Days. In case the Purchaser remains in default regarding the acquisition of any of said Shares, Opportunity Vendors - irrespective of any option made by IIFIP, CVC, Previ, Petros, and Funcef Vendors under Clauses 1.12 and 1.13 - shall be entitled a separate right, at their sole discretion, to take one of the following actions: (i) to enforce the remedies available at law or otherwise, under Clause 10.7, so as to execute the retained credit against Purchaser, due to nonperformance as provided in this Clause, in addition to a 30% (thirty per cent) fine on Invitel Settlement Amount, in connection with such Invitel Shares and / or Direct Shares’ Purchase Price (respectively), as applicable; or (ii) to terminate the present Agreement, solely in connection with the Opportunity Vendors, as provided under Clause 7.2, without prejudice to the fine payment aforementioned, and the obligation to indemnify Telemar, as provided in Clause 6.3.

1.15 All costs required for carrying out the auctions and in connection with the participation of the Auction Vendors, as provided in this Clause, such as any fees, emoluments, brokerage commissions, intermediation fees, registry fees, public notices, or other, shall be directly paid by the relevant Auction Vendors. Purchaser shall bear the remaining fees, emoluments, brokerage commissions, intermediation fees, and other costs agreed or incurred, required for fulfilling their obligations under this Agreement.

1.16 Any occasional impossibility or impediment for carrying out the auction (or auction procedures) in the form provided in this Clause (“Impediment”) arising from any supervening law, decree, provisional measure, normative ruling, declaratory ruling, or any other act adopted by São Paulo Stock Exchange - Bovespa, Brazilian Settlement and Custody Chamber - CBLC, or of any public authority, either direct or indirect, to which either Party is bound, or further arising from any legal remedy whose consequences are limited to prohibit or render impossible only the performance of the auction (or the procedures thereof) and solely in connection with the relevant Auction Vendors, but not otherwise the sale contracted hereunder: (i) shall not cause, under any circumstances, the termination of the present Agreement; (ii) shall not subject either Party to any fine, sanction, or penalty; and (iii) shall not exempt the other Vendors that are not subject to the limitations provided in this Clause to sale their Shares, nor shall exempt Purchaser from acquiring the same. The provision of this Clause shall not, under any circumstance, remove the applicability of the provision in Clause 7.5 et seq.

1.16.1 In the event referred to in Clause 1.16, the Auction Vendors subject to Impediment shall, in case they have not did so yet, and no later than on the Closing Date: (i) convert their Invitel Shares into redeemable preferred shares; and (ii) submit themselves to the automatic termination of the Interim Shareholders’ Agreement, solely in connection with their Invitel Shares, as well as any other agreements entered into between Vendors, the subject matter of which are the Invitel Shares or the rights thereon.

1.16.2 Without prejudice of the provision in Clause 1.16.1, above, as long as the Impediment remain in force, the Auction Vendors that are prevented from performing the auction and the Purchaser shall negotiate in good- faith and take any and all actions required to accomplish an alternate arrangement that achieve the same legal and economical purposes aimed at by the Parties upon the completion of the auction.

1.16.3 The acknowledgment of the impossibility to accomplish an alternate arrangement that achieve the same legal and economical effects aimed at by the Parties with upon the completion of the auction within no later than 90 (ninety) days counted from the Closing Date shall compel the Auction Vendors to perform the sale of their Shares through private transaction to Purchaser, which shall remain liable to acquire the same. In this case, the Auction Vendors shall transfer their Shares to Purchaser within no later than 15 (fifteen) Business Days, counted from the expiration date of the term provided in this Clause, against the payment of the Invitel Settlement Amount, or Direct Shares’ Settlement Amount, as appropriate. Until the private acquisition of Vendors Auction Shares subject to Impediment, Purchaser shall not adopt, nor shall Purchaser give any cause for any procedure that results, or may result, in Auction Vendor’s receipt subject to Impediment of an amount below the Value per Invitel Share multiplied by the number of Invitel Shares held by them.

1.17 In case any of the Foundations, CVC, or Opportunity Vendors that have elected the private disposal of their Shares are prevented from performing the relevant transfer, or the same is rendered impossible, due to any supervening law, decree, provisional measure, normative ruling, declaratory ruling, or any other act of public administration, either direct or indirect, which prevent the completion of the relevant private transaction, or further, as a consequence of a legal remedy whose effects are limited to preventing or rendering impossible the transfer upon private transaction, solely in connection with the relevant Vendors referred to in the present Clause, but not otherwise in connection with the contracted sale hereunder, then such impediment: (i) shall not cause the termination of the present Agreement; (ii) shall not subject either Party hereto to any fine, sanction, or penalty; and (iii) shall not exempt the other Vendors that are not subject to such limitations from selling their Shares, nor Purchaser to acquire the same, and said Vendors shall remain liable for rendering the sale of their Shares effective upon auction, in such form and within such term as provided under this Agreement, and all provisions in Clause 1.16.3 in connection with an alternate legal business arrangement, shall apply for the purposes of fulfilling this Clause. The provision of this Clause shall not remove, under any circumstances, the applicability of the provision in Clauses 7.5 et seq.

1.18 In either case, without prejudice to any other provision under this Agreement, and provided, however, that on the Closing Date, (i) the Vendors shall have transferred and disposed of, as provided under this Agreement, at least 60% (sixty per cent) of Invitel total voting capital stock, (ii) Invitel By Laws shall be that transcribed in Attachment 1.5.5.1, and (iii) Invitel Shares shall not remain attached to any voting agreement upon the acquisition referred to on Item (i), above, then the Purchaser shall not be entitled to terminate the present Agreement, which shall therefore remain in full force, including as regards the other obligations of the Parties and Consenting Intervening parties, including Purchaser’s obligation to acquire the remaining Shares. For clarification purposes, in the event Purchase acquires any Share, then Purchaser shall remain liable for acquiring all the Shares.

CLAUSE 2

CONDITION PRECEDENT FOR CLOSING

2.1 Without prejudice of the provision in Clause 3 of this Agreement, the Parties acknowledge that, according to the legislation in force, the transfer and disposal of Shares is submitted to the following conditions:

(i) the condition precedent comprising Anatel’s prior consent, as provided in Article 97, of LGT, within a maximum and non extendible term of 240 (two hundred and forty) days counted from the date this Agreement is signed;

(ii) the condition (which the parties elect as a termination cause, and which Purchaser shall fulfill as provided in Clause 2.12, below) to place a public offer to acquire the shares with voting rights held by minority shareholders holding shares carrying voting rights issued by BrT Part, and by BrT, so as to secure to the same a minimum price equal to 80% (eighty per cent) of the value paid per each share in the controlling block, as provided in Article 254 - A, of Law number 6,404 of December 15 1976, as amended (the “Brazilian Corporation Law” and the “OPA”).

2.2 In order to fulfill the condition precedent provided in this Agreement, and in accordance with the legislation in force, and further in compliance with the initiative of the Ministry of Communications, which has recommended Anatel to remove the prohibition of the acquisition of ownership interest in a commuted fixed telephony service concessionaire company with activities in a certain area by another company that is already a concessionaire of the same services in a different area (“PGO Amendment”), the Parties have considered that preliminary authorization application provided in Clause 2.1 (i) shall only be submitted to Anatel upon the adoption of the measures described in Clauses 2.3 and 2.8, below. However, this transaction should by submitted to the Administrative Council for Economic Defense (“CADE”) subject to the maximum term of 15 (fifteen) Business Days provided in Law number 8,884 of 1994, and in LGT, as provided in Clause 4.2 of this Agreement.

2.3 Upon an Amendment to the PGO, Telemar shall forward a written communication to Vendors, with copy to Purchaser, on such occurrence, which shall enable Telemar to submit to Anatel the application for transferring the Shares to Telemar, followed by legal opinions prepared by 2 (two) law experts of renowned knowledge, engaged by Telemar, confirming that the PGO Amendment unequivocally authorizes Anatel to proceed with the review and granting of such an application.

2.4 Within no later than 2 (two) days from the date the communication mentioned in Clause 2.3 is forwarded, Purchaser shall give notice (the “Agreement Assignment Notice”) to Vendors on the assignment of all its rights, obligations, and responsibilities set forth under the present Agreement to Telemar, so as to Telemar, upon such Agreement Assignment Notice, succeed Purchaser in all rights, obligations and responsibilities as if it had originally signed this Agreement, as a Purchaser, irrespective of any action taken by Vendors, which, with immediate effects, irrevocably and irreversibly consent to this assignment and all terms under Clause 2.5.

2.5 Upon said Agreement Assignment Notice, the assignor Purchaser (Credit Suisse) shall, irrespective of any additional formality, be fully and unconditionally released and discharged from fulfilling any and all obligation or responsibility assumed or arising under this Agreement, even those arising prior to the Agreement Assignment Notice date, and Telemar shall become solely and fully liable for the fulfillment thereof and for any nonperforming consequences.

2.6 Purchaser and / or Telemar shall not perform, until the Closing Date, any interference whatsoever with the corporate management of Invitel, Solpart, BrT Part, BrT, or any direct or indirect subsidiaries, neither with the operations of said companies, nor with the planning and relevant competitive corporate activity, within the commercial strategy (contracts, service provision, price policies, discounts or reduction of charges, relationship and client survey), product and services research and development, marketing and financial strategies (funding and investments in connection with capacity increase, enhanced networks, or any of the areas listed above), all of which should be planned and implemented in accordance with the sole direction of the relevant administration thereof and Invitel controlling shareholders.

2.7 No later than on the Shares transfer and disposal date, Telemar, as Purchaser successor, shall not have access to information on the corporate activities of Invitel, Solpart, BrT Part, BrT, or any other direct or indirect subsidiaries howsoever connected with the corporate planning or activities of those companies.

2.8 Telemar, as Purchaser, shall have the obligation to submit the present Agreement to Anatel within no later than 7 (seven) Business Days counted from PGO Amendment date, so as to require the necessary prior authorization for the acquisition of the Shares, and shall take all actions required for this purpose. Vendors shall provide any information and documents reasonably required in order to submit such requirement to Anatel as provided by law and as requested by Purchaser upon notification carried out as provided in Clause 8.2, prior to PGO Amendment, without prejudice to the fulfillment of any request occasionally made by Anatel during the course of said submission procedure.

2.9 In the event no PGO Amendment is made within 210 (two hundred and ten) days counted from the date this Agreement is signed, then Purchaser shall, within 3 (three) Business Days, notify Vendors as follows:

(i) Whether it wishes to purchase the Shares provided, however, such purchase take place within no later than the term set forth in Clause 2.1 (i), subject to the penalty provided in Clause 2.11 (i) below; or

(ii) Whether it shall legally terminate this Agreement, with effects upon said notice, in which case Telemar shall pay any amounts as provided under the Termination Fee Agreement, and the provision in Clause 2.5 shall apply immediately.

2.10 In the event Purchaser elects the option stated in Clause 2.9 (i), then it shall promptly submit this Agreement to Anatel, in order to require the prior authorization necessary to acquire the Shares, and such authorization shall be granted within no later than 240 (two hundred and forty) days counted from the date this Agreement is signed, and Purchaser shall take all actions required for this purpose. Vendors shall provide Purchaser, within a reasonable term, with such information and documents that may be required to submit the requirement to Anatel according to law, and which are requested by Purchaser upon notice delivered as provided in Clause 8.2.

2.10.1 In case PGO Amendment takes place during the term provided for Anatel analysis in Clause 2.10, Purchaser may assign its rights and obligations to Telemar, as provided in Clauses 2.4 and 2.5, and waive the preliminary consent requirement presented to Anatel, for which purpose the Vendors hereby express their consent, without prejudice as to the submission of a new requirement for preliminary consent by Telemar, within the maximum term of 240 (two hundred and forty) days as provided in Clause 2.1 (i), subject to the penalty provided in Clause 2.11 (i).

2.11 The Parties further agree as follows:

(i) In the event Anatel fails to provide an answer or to approve the transfer of Shares to Purchaser within no later than 240 (two hundred and forty) days counted from the date this Agreement is signed, then the present Agreement shall be legally terminated, without any further notification by the Parties hereto, or any court notification, and Telemar shall be liable for performing the payment of any amounts provided under the Termination Fee Agreement to Credit Suisse, and the provisions of Clause 2.5 shall further apply, irrespective of any payment of such values;

(ii) In the event Anatel answer imposes any restrictions or conditions to Purchaser in connection to the transfer and / or sale of Shares, then Purchaser may (after notifying the Vendors within no later than 3 (three) Business Days counted from the date it became aware of said restrictions)), at its sole discretion, within no later than 240 (two hundred and forty) days counted as from the date this Agreement is signed: (a) declare the present Agreement legally terminated, upon legal or out- of- court notification, and Telemar shall pay any amounts provided under the Termination Fee Agreement, and the effects provided under Clause 2.5 shall apply separately from the payment of those amounts, only to Credit Suisse; or (b) pursue the compliance with Anatel conditions to approve the requirement, and in this case it should also perform on behalf of Vendors the prompt payment of Invitel Settlement Amount, and Direct Shares Transfer, and Purchaser shall assume the relevant tax burden, when appropriate. Purchaser shall remain solely liable for all risks arising from this option, subject to the legal and regulatory provisions as applicable to each of the Vendors.

2.12 Upon Anatel approval for transferring the Shares to Purchaser, Purchaser shall carry out the OPA to the satisfaction of the condition precedent provided in Clause 2.1 (ii). Purchaser shall submit to CVM the terms and conditions for the OPA and shall perform and liquidate the OPA in accordance with the legal terms and with the applicable regulation, subject to the time periods, procedures, terms and conditions finally provided by CVM, or provided in Article 254 - A, of Brazilian Corporation Law, CVM Instruction number 361, of March 5 2002, and other applicable regulations. Purchaser shall take any and all actions required in order to obtain OPA register, including, but not limited to: (i) the payment of any registry fees applicable; (ii) the satisfaction of CVM requirements during the course of registration procedure; (iii) the engagement of an intermediary institution for the OPA; and (iv) the implementation and settlement of OPA auction in a stock exchange.

2.13 Upon Anatel approval for transferring the Shares to Purchaser, Vendors shall utilize their control power to instruct Invitel and Solpart managers (and, in case so requested by Purchaser, the members of BrT Part and BrT Board of Directors elected upon Solpart and BrT Part votes) so that, on the Closing Date, they present their resignation from their offices as members of the board of directors, and further an affidavit stating that Invitel, Solpart, BrT Part, or BrT have no further obligations before them.

2.14 Anatel failure to approve the transfer of Shares to Purchaser within 240 (two hundred and forty) days counted from the date this Agreement is signed, shall secure the payment to Invitel of the amounts provided under the Termination Fee Agreement, except as provided in Clause 2.11 (ii) (b) and, in this case, provided, however, the Purchase Price is fully paid to Vendors as provided in this Agreement.

2.15 Under no circumstances provided in this Agreement the Vendors shall be liable to return the Shares Purchase Price to Purchaser (i) after the shares are transferred, under the terms of this Agreement, to Purchaser, or (ii) further upon the event provided in Clause 2.11 (ii) (b).

CLAUSE 3

REMAINING PURCHASE CONDITIONS

3.1 Purchase Condition The Parties agree that as a further condition for Purchaser acquiring the Shares, all statements and guarantees provided by Vendors in Letters (a) through (t), (w) and (x) of Clause 5.1 shall be true and correct on this date, and shall remain true on the Closing Date, and all statements and guarantees provided by Vendors in Letters (g) through (v) shall be, under Clause 7.3.1, below, true and correct on this date and shall be materially true and correct on the Closing Date, as provided in Clause 7.3.1.

3.2 The Parties agree that either Vendor shall have obtained the prior and necessary permits from the competent regulatory bodies (when applicable) to effect, under a private transaction form, the transfer of their relevant Shares, being understood that Foundations Vendors shall only sell their Invitel Shares by way of a private disposal upon SPC’s prior written authorization.

CLAUSE 4

COVENANTS

4.1 Cooperation. Either Vendor and each Intervening Party shall mutually cooperate, as far as respectively possible, to provide any additional information in connection with Invitel, Solpart, BrT Part, and BrT, upon demand, in written form and on reasonable basis, by another Party, for the perfection and completion of the business set forth under this Agreement. Upon the date this Agreement is signed, Purchaser and Intervening parties shall cooperate and undertake to use their best efforts to obtain all permits, approvals, and agreements, and further provide and cause to be achieved all notification and filings before any government authorities that are required in connection with the business envisaged under this Agreement.

4.2 CADE. Vendors, Purchaser, and Telemar, shall submit the operations envisaged under this Agreement to CADE approval, as provided in Article 54 of Law 8,884 / 94 and Article 7, Paragraph 2, of LGT, within no later than 15 (fifteen) Business Days counted from the signature of the present Agreement. CADE approval is not a condition precedent nor will cause the termination of the operations envisaged under this Agreement, or Purchaser obligation to pay the amount agreed under this Agreement. Telemar shall coordinate the application and follow- up of the relevant application, and Vendors shall provide Telemar with full cooperation throughout this procedure. Vendors shall provide within a timely and reasonable term, all information required under their possession for CADE application, which Purchaser may be reasonably require from Vendors in written form, including after the application is filed. Telemar shall be liable for all costs incurred for CADE’s approval, including any fees and emoluments payable when the application is filed, and any fees charged by their assistants. Each Vendor shall be liable for the costs incurred by their assistants, respectively.

4.3 Business Direction. Until the Closing Date, each Vendor, as long as possible, shall be irrevocably and irreversibly liable for enforcing their control power for the purpose of securing that the business direction of Invitel, Solpart, BrT Part, BrT and the Affiliated thereof are performed within the regular course of their relevant business, avoiding the assumption, and causing the avoidance of assumption, of any liability or obligation that, given its exceptional nature, may hinder or frustrate the acquisition envisaged hereunder, or have a Material Adverse Effect in connection with Invitel, Solpart, BrT Part, and BrT, as defined in Clause 5.1 (c). The provision of this Clause shall not prevent BrT, and BrT Part from its activities in the market in an independent and competitive way, without any interference by Purchaser and Telemar.

4.4 Change of Registered Offices. Purchaser shall change Invitel and Solpart registered offices within 30 (thirty) days counted from the Closing Date, and shall replace the current directors in charge before the Federal Revenue Service by individuals elected upon Purchaser’s appointment, and Purchaser shall forward to Vendors, within no later than 5 (five) Business Days counted from the expiration of the term of 30 (thirty) days referenced above, the proof it has fulfilled the obligations provided under this Clause.

4.5 Shares Held by Individuals. Each Vendor shall be liable for, on the Closing Date, already have acquired (or cause the same to be transferred to Purchaser) the shares issued by Invitel and Solpart that have been transferred to individuals connected to the same in virtue of their activity as Invitel and Solpart administration, as shown on the table in Attachment 4.5.

4.6 Supplementary Pension Secretary - SPC Authorization. Foundations Vendors that elect to dispose of Invitel Shares through private transaction shall undertake their best efforts in order to obtain SPC prior authorization, as provided under the legislation in force, to carry out the private transaction of Shares, and shall remain liable to provide SPC with a request for this purpose within the least possible term. For the purposes hereof, “undertake their best efforts” shall mean to adopt promptly and timely any action required to prepare and file, until the date stated in this Clause, the relevant requirements, supported by documentation required for its analysis, in addition to meet within the least possible time, in an effective and diligent way, any and all requirement that may be made by SPC, directing their managers to employ towards said action the same effort and diligence used in the management of Foundations’ assets, and shall keep Purchaser and the remaining Vendors informed on the progress of this procedure and any occasional requirements made.

4.7. Vendors’ Certificates. Vendors that are companies incorporated under the laws of the Federative Republic of Brazil shall, on the Closing Date, provide Purchaser with clearance certificates (or debt certificates that have the effects of debt clearance certificates) issued by the Brazilian Social Security Institute - INSS.

4.8. Invitel Capital Increase. Vendors, as Invitel shareholders, shall only approve Invitel capital increase for the purpose of enabling Invitel to settle the Promissory Notes or Invitel Refunded Debt. In this case, prior to the adoption of any corporate action towards a capital increase, the Vendors, or Invitel, shall notify Purchaser on its intention, securing that: (i) the capital increase shall be fully subscribed and paid- up by Vendors; and (ii) Vendors shall be capable to carry out through private transaction a transfer of Invitel Shares representing at least 51% (fifty one per cent) of Invitel voting capital as verified upon the homologation of such capital increase.

4.9. TI Transaction Agreements and Private Power of Attorney. Vendors, hereby, shall remain liable before Purchaser to enforce their controlling and voting powers in Invitel so as to deliberate, at any time before the Closing Date, Invitel split- off and incorporation of a new company, to be named Invitel Legacy S.A. (“Invitel Legacy”), the corporate stock of which shall be R$ 2,000,000.00 (Two Million Brazilian Reais) and to which all rights and obligations of Invitel shall be transferred (including those provided in Item 1.1 of Techhold Participações S.A. Split- off Protocol and Justification with Conveyance of the Split- off Tranche to Invitel S.A., dated on April 18 2008) arising from, and / or connected with the following agreements and instruments: (i) Share Purchase Agreement; (ii) Mutual Release Agreement; (iii) Letter Agreement; (iv) Holding Company Investment Agreement; and (v) all other instrument and agreements connected with, or entered into by, Telecom Italia N.V., Brasilco S.r.I., and their Affiliated companies, respectively, in compliance with the obligations set forth in the Share Purchase Agreement, Mutual Release Agreement, Letter Agreement, and Holding Company Investment Agreement (hereinafter collectively referred to as “TI Transaction Agreements”). Invitel and Solpart shall remain irreversibly and irrevocably liable before Vendors and Purchaser, with immediate effects, to enter into a Private Power of Attorney with Invitel Legacy, promptly after the split- off from which it is originated, with the form shown in Attachment 4.9, in order to grant and secure to Invitel Legacy any and all powers required to carry out the most wide, general and unrestricted management and administration of TI Transaction Agreements, as a grantee empowered by Invitel and Solpart. Upon Closing, Purchaser, as the new controlling shareholder in Invitel and Solpart, shall remain irrevocably and irreversibly liable before Invitel Legacy and Vendors, to carry out its voting rights in Invitel and Solpart in order to secure to Invitel Legacy - and on Vendors’ behalf - the fullest fulfillment by its controlled grantors, of the Private Power of Attorney. As a consequence of the split- off, CVC Brazil, IIFIP, Previ, Petros, Funcef, and Fundação 14 shall be Invitel Legacy shareholders, subject to the framing limits provided by law and under the relevant regulation.

CLAUSE 5

REPRESENTATIONS AND WARRANTIES

5.1 Vendors’ Representations and Warranties. Each of the Vendors make, individually and with no joint liability among them, the following representations and warranties, which are true on the present date and shall also be true on the Closing Date (even in case the text does not make explicit reference to such representation and warranty status on the Closing Date):

(a) Incorporation. (1) Vendors are companies, investment funds, closed supplementary pension entities, validly existing and in good standing under the laws of the jurisdiction where they have been incorporated or established. Vendors have full power and authority to hold or otherwise dispose of any of their property and assets, and to carry on its businesses as the same are presently conducted; and (2) Invitel and Solpart are companies duly incorporated, validly existing and in good standing under the laws of the Federative Republic of Brazil. Invitel and Solpart have full power and authority to hold, or otherwise dispose of, any of their property and assets, and to carry on its businesses as the same are presently conducted. Invitel and Solpart are audited companies and have not performed at any time any activity that exceeds, or have exceeded, the limitations of its corporate purpose.

(b) Authority, Effectiveness of this Agreement and Pending Lawsuits. Vendors, Invitel, and Solpart have full power and authority to enter into, and fulfill the present Agreement, and to complete the transactions provided hereunder, on or before the Closing Date. The execution of, and the compliance with, the present Agreement, has been duly passed by their relevant decision -making bodies, as applicable. This Agreement has been duly executed by Vendors, Invitel, and Solpart, and comprises a valid and binding obligation of Vendors, Invitel, and Solpart, enforceable against Vendors, Invitel, and Solpart in accordance with its terms and conditions. Other than the lawsuits that are the subject matter of the Release Agreements, there is are no proceeding, lawsuit, inquiry, or action in progress or threatened, except as to the government or regulatory agencies’ permits provided under this Agreement, to the best knowledge of Vendors, Invitel, and Solpart, filed against the same or before any court, arbitration panel, administrative or government authorities, which, in case of an adverse award, shall impact their capacity to fulfill their obligations arising under this Agreement. For the purposes of this Agreement, “Knowledge by Vendors, Invitel, and Solpart”, shall mean the knowledge by the administrators or managers of the Vendors, Invitel, and Solpart, subject to the due diligence duty of said managers and administrators.

(c) Consents and Approvals; No Breach. Nor the execution, nor the fulfillment of this Agreement by Vendors and the consummation by Vendors of the legal transactions set forth as provided in this Agreement shall: (1) require any authorization or consent of any other Government Authority, other than Anatel, SPC, CADE, CVM, or Brazilian Central Bank approvals, as applicable; (2) result in any breach or nonperformance of any agreement or Law that would otherwise have an Adverse Material Effect that may impact the purchase and sale hereunder, except as in connection with the Promissory Notes; or (3) result, or may result, in any Encumbrance on any property and assets of Invitel and Solpart. For the purposes of this Clause 5.1 (c), “Adverse Material Effect” shall mean, in connection with Vendors, Invitel, and Solpart, any and all event that has in any way, whatsoever, an adverse material effect in connection to the financial position and operating income as a whole for Invitel and Solpart, or that affect in any way the free and full enforcement by Purchaser of the rights carried by Invitel Shares and Direct Shares after the completion of the purchase and sale hereunder.

(d) Ownership Interest. Each one of Vendors, in connection with their relevant Shares, and Invitel, in connection with all shares held by the it and issued by Solpart (“Solpart Shares”), represent and warrant as follows: (1) they are the beneficial owners, holders, and custodians of all Shares, Solpart Shares, and, indirectly, BrT Part Shares, and BrT Shares, and the rights thereof, and they are free and clear of any and all burden, charges, limitations, debts, options, preemptive or third party’s rights or encumbrances (“Encumbrance”), and shall remain like this until the Closing Date, except as to (x) the attachment of Invitel Provisional Shareholders’ Agreement signed and filed on this date at Invitel’s head offices (the “Provisional Shareholders’ Agreement”), the Private Instrument for Joint Sale of Ownership Interest Rights, also signed and filed on this date at Invitel head offices (the “Joint Sale Agreement”), the agreements entered into between certain Vendors that shall be terminated upon the financial settlement of the purchase and sale of Invitel Shares, which are listed in Attachment 5.1 (d), and the

BTP Voting Agreement, (y) the pledge granted on behalf of Promissory Notes holders or Invitel Refunded Debt lenders on Solpart Shares, and (w) the Direct Shares held, either directly or indirectly, by Opportunity Fund Vendor, as referred to hereunder, and more detailed in Attachment 5.1 (d) (w); (2) did not execute (and will not execute until the Closing Date) any agreement (other then this Agreement) nor assumed (or will assume) any commitment before any third party to dispose of any of Invitel Shares, Solpart Shares, Direct Shares, BrT Shares, and BrT Shares, and the rights thereof, other than any agreements between certain Vendors, mentioned above, which shall be terminated upon the financial settlement of Invitel Shares’ purchase and sale, and other than Solpart Shares’ pledge provided on behalf of the lenders of Promissory Notes and Invitel Refunded Debt; (3) there are not (and there will be not, except as provided in this Agreement) any shareholders’ agreement, voting agreements, or any other agreement, contract, or instrument providing any charge, encumbrance, or otherwise affecting Invitel Shares, Solpart Shares, Direct Shares, BrT Part Shares, and BrT Shares, and the rights thereof, on or before the Closing Date, other than: (i) the Provisional Shareholders’ Agreement, the Joint Sale Agreement, the BTP Voting Agreement, and the agreements between certain Vendors, which are listed in Attachment 5.1 (d) that will be terminated on or before the Closing Date, upon the financial settlement of Invitel Shares purchase and sale; and (ii) Solpart Shares’ pledge provided on behalf of Promissory Notes and Invitel Refunded Debt’s lenders; (4) except for the Provisional Shareholders’ Agreement and Joint Sale Agreement, no Invitel shareholder, or any third party, shall have (or will have at any time) any preemptive or other rights when acquiring any of Invitel Shares, Solpart Shares, Direct Shares, BrT Part Shares, and BrT Shares, and the rights thereof on or before the Closing Date. The preemptive rights to acquire Invitel Shares, Solpart Shares, Direct Shares, BrT Part Shares, and BrT Shares, provided in the Provisional Shareholders’ Agreement, and in the Joint Sale Agreement shall be extinguished on the Closing Date, upon the financial settlement of the Shares purchase and sale; (5) No shareholder in Invitel, or any third party (other than the Purchaser, in connection with the subscription bonus referred to in Clause 1.5.5.5), has (or will have) any right to require Invitel or Solpart to issue or sell shares or any other securities representing Invitel or Solpart capital stock, or convertible into Invitel or Solpart outstanding shares; and (6) except as otherwise provided under the OPA scope or under the Joint Sale Agreement, no Invitel shareholder, or any third party, has (or will have) any right to obligate Invitel or Solpart to issue or sale shares or any other securities representing Invitel or Solpart capital stock, or convertible into Invitel or Solpart outstanding shares; and (6) except as otherwise within the scope of OPA and the Joint Sale Agreement, no Invitel or any third party shareholder has (or will have) any right to resale or joint sale of any shares or other securities representing Invitel or Solpart capital stock, or convertible into Invitel or Solpart outstanding shares.

(c) Capitalization. Invitel capital stock, on this date, is R$ 790,891,351.82 (Seven Hundred and Ninety Million, Eight Hundred and Ninety One Thousand, Three Hundred and Fifty One Brazilian Reais and Eighty Two Cents), divided into 1,731,367,862 (One Billion, Seven Hundred and Thirty One Million, Three Hundred and Sixty Seven Thousand, Eight Hundred and Sixty Tow) common shares, and each Vendor represents that all its relevant Invitel Shares are duly paid- up, and that there is no outstanding Invitel Shares held as treasury shares. Solpart capital stock is R$ 1,621,627,876.96 (One Billion, Six Hundred and Twenty One Million, Six Hundred and Twenty Seven Thousand, Eight Hundred Seventy Six Brazilian Reais and Ninety Six Cents), divided into 2,140,471,717 (Two Billion,

A Hundred and Forty Million, Four Hundred and Seventy One Thousand, Seven Hundred and Seventeen) common shares, and Invitel represents that all Solpart Shares are duly paid- up, and there is no outstanding Solpart shares held as treasury shares.

(f) Interest in Other Companies. Unless as otherwise provided in Attachment 5.1 (f), Invitel does not hold any corporate interest other than Solpart Shares, Solpart does not hold any corporate interest other than BrT Part Shares, and BrT Part does not hold any corporate interest other than BrT Shares. Moreover, Invitel and Solpart are not part in any consortium.

(g) Books and Corporate Records. Invitel and Solpart books and corporate records are, and will be, on or before the Closing Date, kept in accordance with the appropriate laws and regulations. All requirements, formalities, and terms applicable under any Law, in connection with any call notice, instatement, and any realization, resolution, and approval, minutes, publication and registration (including, when applicable, the registration before the relevant state commercial registries), of shareholders’ meetings and board of director’s meetings, board of auditors, administrative council, financial statements and any other corporate acts applicable to Invitel and Solpart are, and will be, on or before the Closing Date, duly complied with and fulfilled (specifically the records from the Minutes of Extraordinary Shareholders’ General Meetings held, on this date, by Solpart, Techold, Invitel, and Zain).

(h) Relevant Agreement. Invitel and Solpart are not, and will not be, in breach or nonperforming in connection with any agreement or covenant to which they are parties, from which would arise a Material Adverse Effect against Invitel or Solpart and against Invitel and Solpart business taken as a whole. Invitel and Solpart have not waived any right under the terms of any agreement so as to cause a Material Adverse.

(i) Civil and Regulatory Litigation. Except as otherwise described in Attachment 5.1 (i) and / or registered in Invitel and Solpart Financial Statements, and to the best knowledge of Vendors, Invitel, and Solpart, there is no Litigation, as defined herein below, pending or threatened, in progress before any court, arbitrator, or any Government / Administrative Authorities, brought against Invitel and Solpart, which presents any possible Material Adverse Effect to Invitel or Solpart. For the purposes of the present Agreement, “Litigation” shall mean any complaints, notifications, requests, or requirements for information, lawsuits, proceedings, claims, inquiries, investigations, assessments, demands, or any other procedures, either legal, administrative, or arbitration, including those filed before CVM and the Securities and Exchange Commission - SEC.

(j) Labor Issues. (1) Invitel and Solpart meet, and have been timely meeting, each and every one of its relevant obligations under any and all laws regulating labor and social security practices, in addition to the work relationship between employees and employers; (2) Invitel and Solpart are not parties to any collective bargaining agreement or contract and no employee of Invitel or Solpart is a party, or is subject to any collective bargaining agreement or contract; (3) there are not (i) any Litigation of labor or social security nature, or otherwise connected with any of Invitel or Solpart employees, (ii) any audit, reviews, investigations, or inspections in progress, and (iii) any complaints or

Litigations brought against Invitel or Solpart, based on any law or employment agreement, service provision agreement, subcontracting agreement, or otherwise, under which such employees, former employees, or third parties, pursue the acknowledgment of employment bond, the payment of any amounts, including holiday pay, overtime, additional pay for hazardous activities, additional pay for health hazards, which may cause a Material Adverse Effect; (4) Invitel and Solpart have not, at any time, any agreement with any individual or legal entity under which those individuals executing such agreements were, or may be considered as Invitel or Solpart employees; (5) the employment bond and employment agreement of any person with Invitel or Solpart may be terminated without notice by Invitel or Solpart, without cause, and without Invitel or Solpart incurring any penalty or liability in addition to the labor obligations provided by Law, except as otherwise provided for tenure stability cases by law or convention; (6) Invitel and Solpart have not granted, and have not commit themselves to grant, any generic or specific compensation increase, except as otherwise provided during the ordinary course of their business; and (7) there is no strike, work slow- down, or picketing in progress that may cause a Material Adverse Effect and there are not any labor disputes between Invitel or Solpart and any union or labor organization.

(k) Tax and Social Security Issues. Unless as otherwise described in Attachment 5.1 (k) and / or accounted for in Invitel and / or Solpart’s Financial Statements, there is no tax or social security action, lawsuit, inquiry, proceeding, or investigation in progress (or, to the best of Vendors, Invitel, and Solpart’s knowledge, threatened), brought by or before any court, or government authority, against Invitel or Solpart, which may cause a Material Adverse Effect to Invitel or Solpart.

(l) Assets. Invitel and Solpart have no real property. Invitel and Solpart are the beneficial owners and custodians of all assets, property, and movable assets thereof, as reflected on the relevant Financial Statements, free and clear from any Encumbrance. The property used by Invitel or by Solpart, either its own or of a third party, are in good conditions, ordinary wear and tear excepted whenever negligible due to its nature or cost.

(m) Financial Statements. Attachment 5.1 (m) includes the latest audited financial statements from Solpart, Techold Participações S.A. (“Techold”), Invitel, and Zain Participações S.A. (“Zain”) (the “Financial Statements”). Those Financial Statements: (1) have been prepared in accordance with Brazilian generally acceptable accounting principles, applied in a consistent form throughout the term covered by the same; (2) are materially complete and accurate, and are compliant with the accounting books and records of Zain, Invitel, Techold, and Solpart, and may be legally reinstated against the financial statements and accounting records kept by Zain, Invitel, Techold, and Solpart, for fiscal and tax purposes; (3) materially reflects all assets, liabilities, debts, income, and expenses of Zain, Invitel, Techold, and Solpart; and (4) as from, and including, December 31 2007, there were no extraordinary events or circumstances that have not been disclosed to Purchaser in connection with Zain, Invitel, the split- off part of Techold and / or Solpart that may result in Material Adverse Effect to Zain, Invitel, the split- off part of Techold and / or Solpart. Attachment 5.1 (m) further includes Invitel’s pro forma balance sheet prepared, for the purposes of this Agreement, based on unaudited financial statements, as of March 31 2008, recording the accounting effects arising from corporate restructuring carried out subsequently to that base date, in accordance with the generally accepted accounting principles in Brazil, and delivered to Purchaser on this date. Taking into consideration that Techold split- off part and Zain equity (after its split- off) were merged into Invitel, on the present date, Invitel pro forma balance sheet, including equity changes occurred on or before the merger date, reflects Invitel consolidated financial position on the present date.

(n) No Undisclosed Obligations. Invitel and Solpart have not any liability, debt, obligation, either cumulated, contingent, due, or coming due, which are not duly reflected in the Financial Statements, and there is no obligation whatsoever that is not reflected on the Financial Statements (off- balance sheet obligations), of Invitel or Solpart, including any other personal guarantee, lien, surety, aval, in rem guarantee, or any other guarantees (including contracted obligations or covenants) provided or granted by Invitel or by Solpart to secure the fulfillment of any third party obligation.

(o) Lease and Free Lease. Attachment 5.1 (o) includes a true and complete list with all lease, leasing, and free leases to which Invitel and Solpart are parties. All leases, leasing, and free leases listed in Attachment 5.1 (o) are in force. All amounts or values, as well as any other ancillary obligations (including any condominium fees, and tax on property), payable under each of those agreements were duly paid and discharged. Invitel and Solpart are not in breach of any term or condition under the agreements listed in connection with such leases, leasing, or free leases.

(p) Limiting Provisions. Invitel and Solpart are not parties, nor are subject, to any Law, Authorization or agreement, instrument, document, or provision, which may prevent, delay, compromise, or otherwise affect: (i) Invitel or Solpart continued operation and their business, after the date hereof; or (ii) the completion of the business provided under this Agreement, unless as otherwise provided under Attachment 5.1 (p).

(q) Currency Control. Invitel and Solpart are in good standing as to all obligations provided under any Laws in connection with currency import and export in Brazil and exchange and foreign currency market control in Brazil, including all regulations issued by Brazilian Central Bank and by National Monetary Council in Brazil. All money or funds remittances or transfers performed by or to Invitel and / or Solpart, to or from foreign locations or accounts, were performed in stringent compliance with such Laws. Invitel and Solpart are not subject to any Litigation, investigation, inspection, or audit, in connection with any issues regarding currency import or export to / from Brazil and exchange / foreign currency market control in Brazil.

(r) Business with Related Parties. Except as otherwise stated in Attachment 5.1 (r), Invitel and Solpart are not parties to any agreement, contract, or other instrument that is currently in force, entered into with any of their directors, administrators, shareholders, or Affiliated companies, or any Affiliated company, administrator, or family member thereof, or further, any legal entity in which the aforementioned may hold any ownership interest, including any agreement, contract, or other instrument entered into between Invitel and any of the foregoing, or between Solpart and any of the foregoing, in connection with: (1) lease or leasing of any real state or personal property, (2) licensing or use of any Intellectual Property, (3) purchase or sale obligations of any tangible or intangible assets, products, or service provision, or (4) financial loans, advancement of any funds, current accounts, assumption of any debts, commissions, sharing of any expenses or revenues. Invitel and Solpart have not entered into any direct or indirect agreement which is currently in force to provide consulting services, or any other services from their directors, administrators, shareholders, or Affiliated companies, or any Affiliated company, administrator, or family member thereof, or further, any legal entity in which any of the foregoing have an ownership interest. For the purposes of this Agreement, “Affiliated Company” shall mean, as to a legal entity: (1) a natural person, or another legal entity that, directly or indirectly, controls such legal entity; or (2) a legal entity directly or indirectly Controlled by such legal entity; or (3) a legal entity directly or indirectly under a common Control together with such legal entity, and “Control” shall mean, cumulatively: (1) the power (whether or not bound by any shareholders’ or voting agreement, qualified quorum provided in its by-laws or articles of association, or any other limitation) to elect the majority of managers; and (2) the power to determine and conduct the policies and management of a legal entity in issue. Words derived from Control, such as “Controlled”, and “Controller”, shall have an analogous meaning.

(s) Regulatory Bodies. Invitel and Solpart are in good standing before CVM as to all their obligations.

(t) Environmental Issues. Invitel and Solpart are not in breach of any law, rule, regulation, decision, or order of any Government Authority in connection with the use, disposal, or release of hazardous materials or toxic substances, or in connection with environmental protection or recovery, or human exposure to dangerous materials or toxic substances (collectively, the “Environmental Legislation”), do not possess or operate any real property contaminated with any substances that are subjected to any Environmental Legislation, are not responsible for any contamination or disposal of any waste into third party areas under any Environmental Legislation, and are not subjected to any complaint in connection with any Environmental Legislation, which may, either individually or collectively, cause a Material Adverse Effect; and Vendors and Invitel are not aware of any investigation in progress that may lead to such a complaint.

(u) Commitment to Abide by OPA. All Foundations Vendors that hold other shares carrying BrT Part and BrT voting rights, other than those under this Agreement, shall irrevocably and irreversibly commit themselves to abide by the OPA that will be set forth by Purchaser as provided under this Agreement, to dispose all its shares with voting rights issued by said companies, held by them at the OPA time, for the offered price.

(v) Auction Responsibility. The Vendors that enforce Invitel Shares sale through an auction in stock exchange or established over the counter market for Invitel Shares, in accordance with CVM Instruction number 168, of December 23 1991, and the applicable regulation, including the procedures there under, as provided in this Agreement, shall meet the legislation in force.

(w) Mutual Release. Each one of the Vendors referred to in Attachment 5.1 (w) represents, solely to the benefit of Purchaser and without any prejudice to Vendors or to the provisions under the relevant Release Agreements listed in Attachment 5.1 (w) (“Release Agreement”) that, as set forth under the relevant Release Agreements, it has compromised as to any rights, pleads, and causes of action, in connection with any acts, facts, or omissions, occurred on or before the present date, and which may support any claims, lawsuits, or arbitration proceedings brought or filed in Brazil and / or overseas, and which may either directly or indirectly affect the sale that is the subject matter of this Agreement, based on the relationship between the same (arising from an agreement, or otherwise) and acting in the capacity of: (i) partners in investment funds organized in Brazil or abroad; (ii) managers or administrators of said funds; (iii) holders of any membership or partnership interest entitling the control of said funds; (iv) partners, shareholders, or members of said companies; (v) administrators of said companies; and (vi) partners, shareholders, or members of any companies that take part, or have taken part, at any time, either directly or indirectly, of BrT Part and BrT control chain, and their directly or indirectly colligated or controlled companies. The Opportunity Vendors represent, further, that they have compromised, subject to the conditions and exceptions provided in the relevant Release Agreement, as to any claims, pleads, complaints, or lawsuits in progress (in connection with any acts, facts, or omissions occurred on or before the present date) or threatened to be brought in Brazil and / or abroad, against BrT Part, BrT, their directly or indirectly controlled companies, administrators and remaining successors under the relevant Release Agreement.

(x) Entailment to the Control Block. CVC Brazil Vendor represents that its Direct Shares are entailed to the BTP Voting Agreement, included in Attachment 5.1 (x) and shall remain entailed to the Joint Sale Agreement. Opportunity Vendors represent that their Direct Shares are entailed to the BTP Voting Agreement, included in Attachment 5.1 (x) and they will remain entailed to the Joint Sale Agreement.

5.2 Purchaser and Telemar Representation and Warranties. Purchaser and Telemar represent and warrant, either solely or jointly, to each Vendor, on this date, as follows:

(a) Incorporation. Purchaser and Telemar are companies duly incorporated, validly existing under the laws of their place of incorporation. Purchaser and Telemar have the power and authority to hold or otherwise dispose of its property and assets, and to carry on and develop its business as the same are being conducted.

(b) Authorization: Effectiveness of the Agreement. Purchaser and Telemar have full power, capacity, and authority to enter into the present Agreement, to fulfill their obligation as provided hereunder, and to carry out any operation as herein envisaged, on and before the Closing Date. The execution and fulfillment of their business as provided in this Agreement have been duly and validly accomplished in compliance with Purchaser or Telemar By laws (save that, as regards Telemar, the approval by Telemar Administration Council, which shall be granted, in any case, within 30 (thirty)

days counted from the present date), as evidenced in Attachment 5.2 (b), which includes the approvals from Telemar controllers, authorizing them to execute and perform this Agreement. No other act or procedure from Purchaser or Telemar shall be required in order to authorize the execution and performance of this Agreement, as provided hereunder. This Agreement has been duly executed by Purchaser and Telemar and comprises Purchaser and Telemar’s valid and binding obligation, enforceable against Purchaser and Telemar in accordance with its terms and conditions. There is no proceeding, lawsuit, investigation, or procedure, in progress or threatened, to the best of Purchaser or Telemar’s knowledge, brought against the same or before any court, arbitration authority, administrative or Government Authority that, upon an adverse judgment, shall interfere with its capacity to fulfill its obligations arising from the present Agreement. For the purposes of this Agreement, “Purchaser or Telemar Knowledge” shall mean the knowledge by Purchaser’s or Telemar’s administrators, subject to the due diligence duty of such administrators.

(c) Consents and Approvals; No Breach. Nor the execution, nor the performance of this Agreement by Purchaser and Telemar and the fulfillment by Purchaser and Telemar of the operations set forth hereunder, in the form prescribed by this instrument: (1) require, save as regards Anatel, CADE, SPC, CVM, and Brazilian Central Bank, whenever applicable, any authorization or consent of any other government authority, and (2) result in any breach or nonperformance of any agreement or law, nevertheless such breach or nonperformance do not cause a Material Adverse Effect. For the purposes of this Clause 5.2, “Material Adverse Effect” shall mean, for Purchaser and Telemar, any and all event that might cause an adverse effect to Purchaser’s or Telemar’s business, or that might, in any way, affect the purchase and sale agreed hereunder, or the free and full enforcement by Vendors of such rights set forth under this Agreement.

(d) Awareness of Risks. Purchaser and Telemar assume, with prompt effects, the burden of contracting the acquisition of Shares under the present Agreement, without any representation or warranties by Vendors on the financial status, business, agreements, or assets of BrT Part, and BrT, and Purchaser and Telemar shall solely assume, as qualified parties and capable to assess business risks, the risk of any contractual relationship, insufficient assets, or excessive liabilities that might affect BrT Part and BrT.

CLAUSE 6

INDEMNITY

6.1. Vendors Indemnifying Obligation. Subject to the provisions in Clauses 6.2 and 6.5, the Vendors, individually and with no joint liability among them, agree to indemnify and hold Purchaser, as well as, when applicable, Purchaser’s council members, directors, employees, agents, successors, assigns, and Affiliated companies (each, individually, an “Indemnified Party”) harmless against any obligations, liabilities, contingencies, losses, damages, claims, fines, interests, penalties, costs, and expenses (including, but not limited to, attorney’s fees, legal costs, and disbursements) (collectively, the “Losses”, and individually, “Loss”) supported or incurred by any Indemnified Party and arising from: (i) any misrepresentation, omission, error or inaccuracy of any representation or warranty provided by the relevant Vendor in connection to itself, in accordance with the terms of Clause 5.1; or (ii) any breach by the relevant Vendor as to Vendor’s obligations hereunder.

6.1.1 Subject to the provisions in Clauses 6.2 and 6.5, each Vendor, individually, and with no joint liability, to the proportion of its direct ownership interest in Invitel as stated in Attachment 1.1 (i) (or as amended from time to time under this Agreement), agree to indemnify and hold the Indemnified Parties harmless against any Losses supported or incurred by any Indemnified Party arising from any misrepresentation, omission, error, or inaccuracy in any representation provided by the relevant Vendor in connection to Invitel and Solpart, in accordance with the terms of Clause 5.1.

6.2. Limitations to Vendors’ Indemnifying Obligations. Vendors’ indemnifying obligation, as provided in Clause 6.1 and 6.5, shall be subject to the following limitations, without prejudice of any non- compensatory fines provided under this Agreement:

(i) any obligation to indemnify the Purchaser for any Loss shall remain in force during a term of 5 (five) years counted from the date of this Agreement. No indemnity or reimbursement claim for any Loss of any Indemnified Party shall be payable upon the expiration of said term, other than any Losses arising from Litigation then in progress, and provided, however, that such Losses shall have been subject to written notice detailing the Loss to be indemnified supported by any documentation available in connection therewith, by the relevant Indemnified Party before the expiration of said term, being understood that, in those cases, the indemnifying obligation shall remain effective and be automatically extended in connection with such notification, as well as with any and all action or remedy filed before any court or government authority then in progress in connection thereof, until the final resolution of the same and upon the full indemnification of the Indemnified Party;

(ii) the indemnity and reimbursement for Losses of any Indemnified Party shall be payable in connection with one or more Losses for an individual or aggregate amount above R$ 3,000,000.00 (Three Million Brazilian Reais) and shall only be due when the total combined Loss amount for each one of Indemnified Parties, collectively or individually, exceeds R$ 10,000,000.00 (Ten Million Brazilian Reais) (the “Threshold Amount”). Above such Threshold Amount, Vendor shall indemnify and reimburse the Indemnified Parties for any payable amounts within no later than 30 (thirty) days counted from receipt by Vendor of Indemnified Party’s notice demanding such payment;

(iii) in the event of Loss as provided in Clause 6.1 (ii), the amount for which the Indemnified Parties shall be reimbursed by Vendors, collectively, shall be limited to R$ 1,000,000,000.00 (One Billion Brazilian Reais), ascertained to the proportion of Invitel Shares held by each Vendor, as stated in Attachment 1.1 (i); and

(iv) in the event of Loss as provided in Clause 6.1 (i), the amount for which the Indemnified Parties shall be reimbursed by Vendors shall be limited to the relevant value of Invitel Shares’ Purchase Price and the amount of the relevant Direct Shares’ Purchase Price received by the relevant Vendor, and shall be paid to the proportion of each Vendor’s interest in such Shares, subject to the provision in Clause 6.1.1.

6.2.1 The amounts provided under Clause 6.2 shall be always monetarily corrected following the variation of the General Market Price Index (“IGP-M”), computed by Fundação Getúlio Vargas as from this date, or any other index that might replace the same.

6.3 Telemar Indemnifying Obligation. Telemar agree to indemnify and hold Vendors, as well as, when applicable, Vendors’ relevant council members, directors, employees, agents, successors, assignees, and Affiliated companies (each of them, an “Indemnified Party”) harmless against any Losses incurred arising from:

(i) misrepresentation, omission, error, or inaccuracy in any representation or warranty provided by Purchaser or by Telemar in accordance with Clause 5.2; or

(ii) breach by Purchaser or Telemar of any of their obligations hereunder.

6.4 Limitation of Telemar Indemnifying Obligations. Telemar indemnifying obligations, as provided in Clause 6.3 and 6.6, shall remain subjected by the following limitations, without prejudice of any fines provided in this Agreement:

(i) the obligation to indemnify Vendors for any Loss shall remain in force for a term of 5 (five) years counted from the date of this Agreement. No claim for indemnity or reimbursement from any Loss of any Indemnified Party, other than those made within the term of 5 (five) years, shall be payable upon the expiration of said term;

(ii) the indemnification and reimbursement for Losses of any Indemnified Party shall be due in connection with one or more Losses for which the individual or aggregate amount exceeds R$ 3,000,000.00 (Three Million Brazilian Reais), and shall only be payable when the total combined Loss amount of any Indemnified Parties, collectively or individually, exceeds R$ 10,000,000.00 (Ten Million Brazilian Reais) (the “Threshold Amount”). If the Threshold Amount is exceeded, then Telemar shall indemnify and reimburse the Indemnified Parties for any amounts due within no later than 15 (fifteen) Business Days counted from the receipt by Telemar of the Indemnified Parties’ notice demanding said payment;

(iii) in the event of Loss as provided in Clause 6.3 (ii) the amount for which the Indemnified Parties should be reimbursed by Telemar shall be limited to R$ 1,000,000,000.00 (One Billion Brazilian Reais); and

(iv) in the event of Loss as provided in Clause 6.3 (i), the amount for which the Indemnified Parties should be reimbursed shall be limited to the Purchase Price.

6.4.1 For the purposes of this Clause, the amount of R$ 1,000,000,000.00 (One Billion Brazilian Reais), the Purchase Price, and the Threshold Amount shall be always monetarily corrected following the IGP- M variation, as assessed by Fundação Getúlio Vargas as from this date, or any other index that might replace the same.

6.5 Third Party Claims Brought Against Purchaser or Telemar. In the event a third party files a claim against Purchaser, Telemar, or any Indemnified Party, which may result in Loss as provided in

Clause 6.1, then Purchaser, and / or Telemar shall provide Vendors with a prompt advice, as provided in Clause 8.2 (“Advice”) of such claim, together with a copy of all documentation available in connection thereto. Vendors, as Vendors’ may elect, shall be entitled to defend themselves (at their sole expenses) against such claim engaging a lawyer of renowned expertise, which Vendors shall appoint upon notice to Purchaser. The failure to provide such Advice by the Indemnified Party shall discharge Vendors from any indemnifying obligation before Purchaser in connection to such third party claim. In the event Purchaser fail to provide Vendors with such Advice within no later than 1/2 (half) the term set forth to produce their answers, appeals, or to take any other action in connection with the claim referred to in such Advice, then Vendors shall be discharged from indemnifying Purchaser in connection with such claim, save such cases in which it shall be necessary to take any urgent remedy to secure or defend any rights. In such cases, Purchaser shall remain liable for forwarding the Advice to Vendors, immediately after such urgent remedy is taken, and it shall be prohibited during the period of time commencing when such urgent remedy is taken and the Advice, to pay any amount demanded by the claimant, enter into a settlement, or compromise with the same. In case Vendors elect to defend themselves, then Purchaser shall be entitled to take part in such defense, and to appoint a lawyer, at its own expenses, apart of that appointed by Vendors, being understood that Vendors shall control such defense (and, in any event, each Party shall bear its own lawyer costs). In this case, the relevant Indemnifying Party shall cooperate with such defense, which cooperation shall include, upon Vendors’ reasonable request, the provision of any records and information relevant for the defense against such claim, in addition to the power of attorneys required to conduct such defense. In the event Vendors assume their defense against a third party claim as provided in this Clause 6.5, then the relevant Indemnified Party shall provide its prior consent towards any settlement, compromise, or discharge of such third party claim as may be recommended by Vendors (which consent by the Indemnified Party shall not be unreasonably withdrawn) and provided, however, that under the terms thereof the Indemnified Party shall be discharged of the full liability amount in connection with such third party claim. Vendors may, at Vendors’ sole discretion, exhaust all appeals, remedies, and means of defense. In case Vendors elect not to defend by themselves a third party claim, the relevant Indemnified Party may, at any time, pay any amount demanded by claimer, enter into a settlement, or compromise with the same, in which case the Indemnified Party shall be promptly reimbursed by Vendors for the resulting Loss, and Vendors shall further promptly reimburse the Indemnified Party for any reasonable and necessary costs and expenses incurred by the Indemnified Party during the period of time the defense is conducted, including any deposits made before any court or administrative authority.

6.6 Third Party Claims Filed Against Vendors. In the event a third party files a claim against Vendors or any Indemnified Party that possibly results in Loss under the terms of Clause 6.3, then Vendors shall give Telemar an Advice on such claim, together with copies of all documentation available in connection therewith, and Telemar shall be entitled to assume the defense (at its own costs) of such claim engaging a lawyer of renowned expertise of Telemar’s own choice (and acceptable to Vendors) upon notice to Vendors. The failure to provide such Advice by the Indemnified Party shall discharge Telemar from the obligation to indemnify Vendors in connection with said third party claim. In case Vendors shall fail to notify Telemar within no later than half the term set forth to produce any answer, appeal, or to take any other action in connection to the claim that is the subject of such Advice, then Telemar shall be discharged from indemnifying Vendors in connection with such third party claim, save for such cases where it is necessary to take an urgent action in order to safeguard or defend any rights, in which cases Vendors shall forward said Advice to Purchaser immediately upon the adoption of such urgent measure, and shall remain prohibited, during the period of time from the adoption of such measure until the Advice, from paying any amount demanded by the claimant, to enter into a settlement, or compromise with the same. In case Telemar assumes such defense, Vendors shall be entitled to take part in the relevant defense and appoint a lawyer, at their own costs, apart from the lawyer appointed by Telemar, being understood that Telemar shall control such defense (and, in any case, each Party shall bear the costs of its own lawyer). In this case, the relevant Indemnified Party shall cooperate in such defense, which cooperation shall include, upon reasonably request by Telemar, the supply of any relevant records and information for the defense against such claim, in addition to the power of attorneys necessary to conduct the defense. In case Telemar elects to defend itself against such third party claim as provided under this Clause 6.6, the relevant Indemnified Party shall provide its prior consent to any settlement, compromise, or discharge of such third party claim, which Telemar may recommend (which consent by the Indemnifying Party shall not be unreasonably withdrawn) and provided, however, that in accordance with its terms, it shall discharge the Indemnified Party from the total amount of liability in connection with such third party claim. Telemar may, at Telemar’s sole discretion, exhaust all appeals, remedies, and means of defense. In case Telemar fails to assume the defense in a third party claim, the relevant Indemnified Party may, at any time, pay any amount demanded by claimant, enter into a settlement, or compromise with the same, in which case the Indemnified Party shall be promptly reimbursed by Telemar for any Loss arising thereof, and Telemar shall further promptly reimburse the Indemnified Party for any reasonable and necessary costs and expenses incurred by the Indemnified Party during the time such defense is conducted, including any deposits made before any court or administrative authority.

6.7 Indemnifying Obligation and Default. Subject to other provisions in this Clause 6, any indemnity payment for Losses payable by either Party to another under this Clause 6 (including, but not limited to, reimbursed expenses and costs that are reasonable and necessary, or charges incurred and evidenced by either Party to produce, or proceed with, its defense against a claim), shall be performed net of any Taxes imposed on such payment or reimbursement for the relevant amount, by the Party liable for such payment within no later than 30 (thirty) Business Days after the receipt by such Party of an advice informing on the indemnity obligation (and the amount of any Losses actually incurred by the Party to be indemnified in accordance with the terms of this Agreement). In the event any Party fails to timely perform any of their indemnifying obligations, under this Clause 6, then the Loss amount shall be monetarily corrected following the IGP-M variation, in addition to interest at the rate of 1% (one per cent) per month, or fraction of month, to be counted from the date such payment is due until the actual payment date.

6.8 Losses Incurred by Indemnified Parties. Vendors expressly acknowledge that any Loss directly supported or incurred by Invitel or Solpart, caused by an event occurring until the Closing Date (inclusive), shall always result in Losses that may be indemnified to Invitel or Solpart, and the successors, and assigns thereof, in addition, when appropriate, to their relevant council members, directors, employees, and agents, as provided in Clause 6.1.1. A Loss shall be considered to be incurred or supported by an Indemnified Party on the date such Indemnified Party performs the disbursement of any funds or amounts, or performs any transfer or assignment of any economic value (upon means of payment to include: cash, payment in kind, assignment of rights, waiver of rights, assumption of debts, settlement, compensation, or otherwise) to pay, liquidate, extinguish, resolve, discharge, or otherwise remove the Loss or act / fact resulting such Loss, which date shall be used for the conversion of any occasional Loss denominated in foreign currency into national currency for the purposes of this Agreement. The Parties agree that any Losses incurred by either Indemnified Party may be offset with liquid credits of same value by the Indemnifying Party against the said Indemnified Party. For the purposes of this Agreement, a Loss resulting from insufficient assets or other situation that shall not imply the disbursement of any funds or any transfer of economic values shall be considered incurred or supported upon the actual verification of such insufficient asset, including after judicial collection of any credits or assets under litigation by the Indemnified Party, in accordance with documented notification.

CLAUSE 7

TERMINATION

7.1 The present Agreement shall be automatically terminated, without any further notice by court or otherwise, upon the following events:

(i) a self -bankruptcy or judicial / administrative reorganization petition is filed by Invitel, Solpart, BrT Part, or BrT, or a bankruptcy decree is issued against Invitel, Solpart, BrT Part or BrT;

(ii) forfeiture or extinguishment of BrT concessions or authorizations as referred to in Attachment 7.1 (ii), other than those arising from the execution of this Agreement or the operations described herein;

(iii) waiver of concessions held by BrT on this date;

(iv) material limitation to the terms and extension of BrT concession upon Concessionary Power act, and of those authorizations detailed in Item (ii) above (except when arising from the execution of this Agreement, or the operations described herein) that limits BrT capabilities to develop its activities as the same are presently being conducted, or further upon BrT proposal;

(v) upon the lapse of 240 (two hundred and forty) days counted from the date this Agreement is signed, in the event Anatel approval is denied, except in the event provided in Clause 2.11 (ii) (b), and, in such case, provided, however, that the payment in full of Invitel Settlement Amount and Direct Shares’ Settlement Amount have been performed, or further, under the event detailed in Clause 7.6.

7.2 The present Agreement shall be terminated by IIFIP, CVC, Previ, Petros, and Funcef Vendors, upon the events, and in accordance with the form, provided in Clauses 1.12, and by Opportunity Vendors upon the events, and in accordance with the form provided in Clause 1.14, in both cases upon notification to Purchaser.

7.3 The present Agreement shall further be terminated by Purchaser, at Purchaser’s sole discretion, upon notification for this purpose to Vendors (“Termination Notice”) in the event that, on Closing Date:

(i) any representation or warranty provided by Vendors in Clause 5.1, Items (a) through (f), (w) and (x) proves to be false, in which case the indemnification provided in Clause 6.1 shall apply; or

(ii) Vendors fail to fulfill the provision in Clause 1.18, in breach to the present Agreement, in which case the relevant nonperforming Vendors shall be liable for the payment, in case an arbitration award declaring Vendors’ willful misconduct is homologated, of a fine equal to 30% (thirty per cent) of the relevant Invitel Shares’ Purchase Price and, when applicable, the indemnification provided in Clause 6.1, subject to the limits provided hereunder.

7.3.1 Subject to the provision in Clause 7.3.1.2 below, Purchaser shall also terminate this Agreement upon the events in which it is verified, until the Closing Date, any falsity or inaccuracy of the representations and warranties provided by Vendors in Items (g) through (v) of Clause 5.1, provided, however, that such misrepresentation or inaccuracy: (ii) prevents the transfer of Invitel Shares; (ii) limits or render impossible the controlling power by Purchaser in Invitel and the directly or indirectly controlled companies thereof; or (ii) reflects a liability or obligation of Invitel or Solpart that are not accounted for in Invitel or Solpart’s Financial Statements resulting indemnity obligations within the scope of this Agreement in excess of R$ 300,000,000.00 (Three Million Brazilian Reais) (“Event of Termination due to Misrepresentation or Inaccuracy”).

7.3.1.1 Upon the verification of an Event of Termination due to Misrepresentation or Inaccuracy, as defined in Clause 7.3.1, above, Purchaser shall immediately notify each one of the Vendors, and the Vendors shall be entitled 30 (thirty) days to cure the relevant Event of Termination due to Misrepresentation or Inaccuracy (“Cure Term”).

7.3.1.2 The term provided in Clause 1.5 above shall be suspended during the Cure Term, and shall, upon the expiration of the Cure Term, and subject to the provision in Clause 7.3.1, be counted from the moment the Event of Termination due to Misrepresentation or Inaccuracy is cured.

7.4 The Parties agree and acknowledge that, as a condition preceding, and in consideration of the signature of this Agreement, Telemar, Vendors, and Invitel have signed a commitment to pay Invitel a termination fee (“Termination Fee”), as set forth under the Termination Fee Agreement (the “Contrato de Prêmio de Rescisão”, included in Attachment 7.4). Telemar shall not be liable to pay the Termination Fee upon the events provided in Section 2 (b) (ii) of the Termination Fee Agreement.

7.5 In the event that - after the PGO Amendment date - court orders are issued, notwithstanding in a precautionary way, so as to prevent the implementation of any of the measures required and essential to perform this Agreement, the Parties irrevocably and irreversibly agree that the Closing shall necessarily occur within no later than 365 (three hundred and sixty five) days counted from the date this Agreement is signed. It is understood hereby, that any court decision issued before the PGO Amendment date that prevent the implementation of any of the measures required and essential to perform this Agreement, shall not entail any extension to the 240 (two hundred and forty) day - term provided in Clause 2.1 (i), in case shall apply the provision in Clause 7.4 (that is, the Termination Fee Agreement) and the Agreement shall be terminated under Clause 7.1 (v).

7.5.1. The Parties and the Intervening parties shall commit themselves, in good faith, and at their own expenses, to take any and all actions required to protect this Agreement and the performance hereunder, upon mutual cooperation, in a diligent, effective, and timely manner, intending to remove, within the least possible term, all effects arising from said court orders.

7.5.2. Upon the removal of said court orders referred to in this Clause 7.5, the Parties shall fully fulfill their obligations under this Agreement, without any change, and in faithful compliance with the terms agreed hereunder, being understood that any terms occasionally in course (other than the 365 (three hundred and sixty five)- day term provided in this Clause 7.5) shall be considered suspended in the date such court decision is issued, and said counting shall restart upon the date the effects thereof are suspended, being understood that the Parties agree that, upon request of either Party, and whenever necessary, to discuss in good faith a new schedule to perform their relevant obligations, essentially in compliance with the terms provided under this Agreement. Under no circumstances the Closing shall occur after the 365 (three hundred and sixty five) day - term counted from the signature of this Agreement.

7.5.3 For clarification purposes, the Parties agree that the computation of Price correction shall remain subject to the terms provided in Clause 1.2.1 with the form set forth there under until the payment day, without any continuity solution.

7.5.4 Telemar shall be liable for the payment of the Termination Fee in case Closing shall not occur within the 365 (three hundred and sixty five) day - term as provided in the Termination Fee Agreement, notwithstanding no suspension of the effects of court orders have occurred until the expiration of such new term.

7.6 The provisions in Clauses 1.11.1 (ii), 1.12 (ii), 2.5, 2.9 (ii), 2.11 (ii) (a), 2.15, 6, 7.1 (v), 7.3, 7.4, 7.5.4, 8.1 to 8.12, and 9 and 10 shall remain effective, binding and in full force to the Parties and Intervening parties, event after this Agreement is terminated under this Clause 7.

7.7 Upon any event of termination or expiration of this Agreement, irrespective of any Termination Fee payment, the provisions under Clause 2.5 shall apply to Credit Suisse.

CLAUSE 8

FINAL PROVISIONS

8.1 It is understood, under this Agreement, that there is no joint liability among the Vendors, and therefore no Vendor shall remain liable for any obligation, representation, warranty, liability or covenant of another Vendor, not even for any losses and damages caused by another Vendor.

8.2 Subject to the provision in Clause 9, below, any advice, communication, mail, notification, request, claim, direction, arbitration notice, service of process, or notification order in connection with this Agreement or any dispute, demand, question, or controversy arising from, or related to, this Agreement shall be considered delivered when forwarded by registered mail, from a world class courier service company, in person, or when forwarded by fax (in this case, upon transmission receipt acknowledgment), when applicable, to the addresses and telephone / fax numbers detailed below (or otherwise, to any other address or phone / fax numbers, as may be from time to time notified by either Party, in written form, to the other Parties):

(i)	If to IIFIP Vendor, addressed to:

Leoni Siqueira Advogados

Av. Rio Branco 138, 6º andar

Rio de Janeiro, RJ - 20040 - 002

Brazil

Attn.: Sr. Sergio Ros Brasil

Fax: + 55 - 21 - 3077 - 3999

cc.:

Angra Partners Gestão de Recursos e Assessoria Financeira Ltda.

Rua Lauro Muller, 116, sala 4102 (parte)

Rio de Janeiro, RJ - 22290 - 160

Brazil

Attn.: Sr. Alberto Ribeiro Guth

Fax: + 55 - 21 - 2196 - 7201

(ii)	If to any of CVC Vendors, to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados

Al. Joaquim Eugênio de Lima, 447

São Paulo, SP - 01403 - 001

Brazil

Attn.: Sr. Sergio Spinelli Silva Jr., Kevin Michael Altir, and Sr. Daniel Calhman de Miranda

Fax: + 55 - 11 - 3147 - 7700

cc.:

Citigroup Venture Capital International Brazil, L.P.

731 Lexington Avenue, 21st floor

New York, New York - 10022

United States of America

Attn.: Mr. Paulo Piratiny Abbot Caldeira

Fax: + 1 - 212 - 793 - 2799

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York - NY 1006

Attn.: Mr. Jeffrey Lewis and Mr. Duane McLaughlin

Fax: + 1 - 212 - 225 - 3999

Priv Fundo de Investimento em Ações

Av. Presidente Wilson, 231, 11º andar

Rio de Janeiro, RJ - 20030 - 021

Brazil

Attn.: Mr. Marcelo Joly

Fax: + 55 - 21 - 2510 - 9901

Tele Fundo de Investimento em Ações

Av. Presidente Wilson, 231, 11º andar

Rio de Janeiro, RJ - 20030 - 021

Brazil

Attn.: Mr. Marcelo Joly

Fax: + 55 - 21 - 2510 - 9901

(iii)	If to any of Previ, Petros, Funcef, and Fundação 14 Vendors, to:

Bocater, Camargo, Costa e Silva Advogados

Av. Rio Branco, 110, 40º andar

20040 - 001, Rio de Janeiro, RJ

Attn.: Mr. Francisco da Costa e Silva / Mr. Flávio Martins Rodrigues

Telephone: + 55 - 21 - 3861 - 5800

Fax: + 55 - 21 - 3861 - 5800

cc.:

Caixa de Previdência dos Funcionários do Banco do Brasil - Previ

Praia de Botafogo, nº 501 - 3º e 4º andares

Rio de Janeiro, RJ - 22250 - 040

Brazil

Attn.: Mr. Renato Chaves

Fax: + 55 - 21 - 3870 - 1951

Fundação 14 de Previdência Privada

SCN - Quadra 03 - Bloco A (Loja 01 - Térreo) - Asa Norte

Brasília, DF - 70. 713- 000

Brazil

Attn.: Mrs. Lisbeth Bastos

Fax: + 55 - 61 - 3305 - 5111

Fundação dos Economiários Federais - Funcef

SQN, Quadra 2 bloco A, 13º andar

Brasília, DF - 70712 - 9000

Brazil

Attn.: Mr. Demosthenes Marques

Fax: + 55 - 61 - 3329 - 1767

Fundação Petrobras de Seguridade Social - Petros

Rua do Ouvidor, nº 98

Rio de Janeiro, RJ - 200040 - 030

Brazil

Attn.: Mr. Ricardo Malavazi Martins

Fax: + 55 - 21 - 2506 - 0570

(iv)	If to Telos:

Fundação Embratel de Seguridade Social - TELOS

Av. Presidente Vargas, 290, 10º andar

Rio de Janeiro, RJ - 20091 - 060

Brazil

Attn.: Mrs. Andrea Morango Pittigliani

Fax: + 55 - 21 - 2121 - 6887

(v)	If to any of Opportunity Vendors, to:

Av. Presidente Wilson, nº 231, 28º andar (parte)

Rio de Janeiro, RJ - 20030 - 021

Attn.: Verônica Valente Dantas, Arthur Joaquim de Carvalho, and Danielle Silbergleid Ninio

Fax: + 55 - 21 - 3804 - 3480

Av. Presidente Wilson, nº 231, 29º andar (parte)

Rio de Janeiro, RJ - 20030 - 021

Attn.: Dório Ferman

Fax: + 55 - 21 - 3804 - 3480

cc.:

Barbosa, Müssnich & Aragão Advogados

Av. Almirante Barroso, nº 52, 32º andar

Rio de Janeiro, RJ - 20031 - 000

Attn.: Francisco Antunes Maciel Müssnich

Fax: + 55 - 21 - 3824 - 6090

(vi)	If to the Purchaser, to:

Banco de Investimentos Credit Suisse (Brasil) S.A.

Av. Brigadeiro Faria Lima, 3064, 12º, 13º e 14º andares (parte)

01451 - 000, São Paulo - SP

Attn.: Mr. Marco Gonçalves e Depto. Jurídico

Fax: + 55 - 11 - 3841 - 6902

cc.:

Pinheiro Guimarães - Advogados

Av. Paulista, 1842, Torre Norte, 24º andar

01310 - 923, São Paulo - SP

Attn.: Mr. Francisco José Pinheiro Guimarães and Mr. Marcelo Lamy Rego

Fax: + 55 - 11 - 4501 - 5025

(vii)	If to Telemar, to:

Telemar Norte Leste S.A.

Rua Humberto de Campos, 425, 8º andar

22430 - 190, Rio de Janeiro, RJ

Attn.: Mr. Luiz Eduardo Falco Pires Corrêa, and José Luís Magalhães Salazar

Fax: + (55) (21) 3131 - 3150

cc.:

Eskenazi Pernidji Advogados

Av. Rio Branco, 110, 38º andar

20040 - 001 Rio de Janeiro, RJ

Attn.: Mr. Sergio Eskenazi Pernidji / Mrs. Cristina Gonçalves Mamede

Telephone: + 55 - 21 - 3221 - 7300

Fax: + 55 - 21 - 2224 - 1616

Ulhôa Canto, Rezende e Guerra Advogados

Av. Presidente Antônio Carlos, 51, 12º andar

20020 - 010 Rio de Janeiro, RJ

Attn.: Mr. Ewald Veiga / Mr. Cristiano Melo

Fax: (21) 2240 - 7360

(vi)	If to Invitel, to:

Invitel S.A.

Rua Lauro Muller, nº 116, sala 4102

Rio de Janeiro, RJ - 22290 - 160

Brazil

Attn.: Mr. Kevin Michael Altit, and Mrs. Mariana Sarmento Meneghetti

Fax: + 55 - 21 - 2196 - 7201

(vii)	If to Solpart, to:

Solpart Participações S.A.

Rua Lauro Muller, nº 116, sala 4102

Rio de Janeiro, RJ - 22290 - 160

Brazil

Attn.: Mr. Kevin Michael Altit, and Mrs. Mariana Sarmento Meneghetti

Fax: + 55 - 21 - 2196 - 7201

8.3 The Attachments hereto form an integral and inseparable part of this Agreement, and the provisions there under shall be as effective as the Clauses of this Agreement.

8.4 This Agreement shall not be amended, replaced, cancelled, renewed, or extended, and the terms hereof shall not be waived, unless upon a written instrument signed by all Parties hereto or, in case of a waiver, by the Party that waives a right hereunder. The late enforcement of any right, power, or privilege provided under this Agreement shall not be construed as a waiver of such right, power, or remedy; nor shall any enforcement, in whole or in any part, of any right, power, remedy, or privilege, prevent any further or subsequent enforcement of such right, remedy, power, or privilege.

8.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective authorized successors and assigns. Unless as otherwise provided hereunder, this Agreement (ad any rights and obligations herein provided) shall not be assigned by either Party without the prior written consent of the other Parties to this Agreement, except upon the following events:

(a) This Agreement and any rights and obligations provided hereunder may be assigned, at any time, by Vendor to Telemar, or to a legal entity duly incorporated and validly existing under the laws of the Brazilian Federative Republic, with regular administrative and corporate standing, whose holding partners and administrators have renowned and proven expertise in administering world class companies, provided, however, such legal entity has entered into a commission agreement with Telemar, upon similar terms to the Commission Agreement entered into with the Purchaser hereto; or

(b) This Agreement and any rights and obligations provided hereunder may be assigned by Telemar, in the form provided under Clause 2.4, to a company, or companies, under Telemar control, and Telemar shall remain jointly liable for all obligations hereunder assumed by such company under Telemar control, provided, however, that Vendors shall not incur any losses, and any terms provided hereunder shall not be affected. The condition precedent regarding Anatel’s prior approval, as provided in Clause 2.1 (a) shall apply to the transfer of Invitel Shares to such company under Telemar control. For the purposes of this Clause provision, company under Telemar control shall mean one or more companies of which Telemar holds more than 50% of the voting capital and has the corporate governance power, as provided in Article 116 of Law 6,404 / 76.

8.6 Notwithstanding any provision to the contrary, Telemar shall remain liable before the Vendors, 43 irrevocably and irreversibly, for the settlement of all amounts payable to Vendors under the present Agreement and under the Termination Fee Agreement, notably, but not limited to, the settlement of any amounts payable as Purchase Price, Termination Fee, taxes occasionally assessed and payable by Vendors with registered offices overseas, Invitel Shares’ and Direct Shares’ Purchase Price corrections, exchange rate variations, fines and interests, and the Vendors acknowledge that, under no circumstances provided in this Agreement, specifically those provided in Clauses 2.9, 2.10, and 2.11, Credit Suisse shall remain liable for the settlement of such amounts, and the provisions of Clause 2.5, shall apply for this purpose.

8.7 In the event any term or provision under the present Agreement shall be rendered null or unenforceable, such term or provision should be considered null only to the extent of said nullity or unenforceability, and the validity and enforceability of the remaining terms and provisions of this Agreement shall not be affected. The Parties shall negotiate in good faith the replacement of any nullified provision by other provisions that reflect, as far as possible, the purposes materialized therein.

8.8 Vendors, Purchaser, and Telemar shall bear their direct and indirect costs, respectively, incurred in connection with the transaction and execution of this Agreement, and the fulfillment of the business provided hereunder.

8.9 The Parties to the present Agreement acknowledge, and consent to, all terms and conditions set forth under the present Agreement shall be subject to specific enforcement, as provided in Brazilian Code of Civil Procedure.

8.10 The Parties to this Agreement acknowledge that the present Agreement comprises an out- of- court execution instrument, as provided under Article 585, II, of Brazilian Code of Civil Procedure.

8.11 The Invitel, and Solpart Intervening Parties acknowledge, and consent to, all terms and conditions of this Agreement. Telemar Intervening Party shall fulfill all of its obligations provided in this Agreement.

8.12 This Agreement shall be governed by, and construed in accordance with, the laws of the Brazilian Federative Republic.

8.13 Previ, Petros, Funcef, IIFIP, and CVC Brazil Vendors, and Purchaser acknowledge the Investment Agreement entered into on December 3 2007, by and between Previ, Petros, Funcef, and Invitel, with IIFIP and CVC Brazil as intervening parties, to regulate the debenture subscription commitment in order to refund the Promissory Notes, shall be automatically terminated upon Closing.

CLAUSE 9

NOTIFICATION AND PROCESS AGENTS

9.1. IIFIP Vendor, as a condition precedent to this Agreement, hereby irrevocably and irreversibly retains and appoints Mr. Sergio Ros Brasil Pinto, Brazilian, married, lawyer, enrolled with Individual Taxpayers’ Register Number 010. 833. 047- 80, and bearer of Identity Card number 90. 781, issued by Brazilian Bar Association / Rio de Janeiro Division, and Mr. Flávio Antonio Esteves Galdino, Brazilian, unmarried, enrolled with Brazilian Bar Association / Rio de Janeiro Division number 94. 605, and enrolled with Ministry of Finance Individual Taxpayers’ Register Number 023. 604. 877- 52, with offices located at Av. Rio

Branco, nº 138, 6º andar, in the City and State of Rio de Janeiro, CEP 20030 - 002, as their attorney-in-fact (the “IIFIP Grantee”), to whom it grants all powers required and sufficient to receive, on IIFIP Vendor’s behalf, any and all communication, mail, notification, request, claim, demand, direction, arbitration notification, service of process, and notification order in connection with this Agreement or any dispute, demand, question, or controversy arising from, or connected to, this Agreement.

9.2 Each of CVC Vendors, as a condition precedent to this Agreement, hereby irrevocably and irreversible retains and appoints Mr. Sergio Spinelli Silva Jr., Brazilian, married, lawyer, enrolled with Ministry of Finance Individual Taxpayers’ Register Number 111.888.088- 83, and bearer of Identity Card Number 111.237, issued by Brazilian Bar Association / São Paulo Division, Mr. Kevin Michael Altit, Brazilian, married, lawyer, enrolled with Ministry of Finance Individual Taxpayers’ Register Number 842.326.847- 00, and bearer of the Identity Card Number 62.437, issued by Brazilian Bar Association / Rio de Janeiro Division, and Mr. Daniel Calhman de Miranda, Brazilian, married, lawyer, enrolled with Ministry of Finance Individual Taxpayers’ Register Number 666.410.981- 68, and bearer of the Identity Card Number 12.042, issued by Brazilian Bar Association / Federal District, all with offices located at Al. Joaquim Eugênio de Lima, nº 447, in the City and State of São Paulo, CEP 01403 - 001, as their attorneys-in-fact (the “CVC Grantees”), to whom it grants all powers required and sufficient to receive, on IIFIP Vendor’s behalf, any and all communication, mail, notification, request, claim, demand, direction, arbitration notification, service of process, and notification order in connection with this Agreement or any dispute, demand, question, or controversy arising from, or connected to, this Agreement.

9.3. Each of Foundation Vendors, as a condition precedent to this Agreement, hereby irrevocably and irreversible retains and appoints Mr. Francisco Augusto da Costa e Silva, Brazilian, married, lawyer, enrolled with Ministry of Finance Individual Taxpayers’ Register Number 092.297.957- 04, and bearer of Identity Card Number 21.370, issued by Brazilian Bar Association / Rio de Janeiro Division, with offices located at Av. Rio Branco, nº 110, 40º andar, in the City and State of Rio de Janeiro, CEP 20040 - 001, as their attorney-in-fact (the “Foundation Grantee”), to whom it grants all powers required and sufficient to receive, on Foundation Vendor’s behalf, any and all communication, mail, notification, request, claim, demand, direction, arbitration notification, service of process, and notification order in connection with this Agreement or any dispute, demand, question, or controversy arising from, or connected to, this Agreement.

9.4. Each of Opportunity Vendors, as a condition precedent to this Agreement, hereby irrevocably and irreversible retains and appoints Mrs. Danielle Silbergleid Ninio, Brazilian, married, lawyer, enrolled with Ministry of Finance Individual Taxpayers’ Register Number 016.744.087- 06, and bearer of Identity Card Number 09896765- 6, issued by Felix Pacheco Institute / Rio de Janeiro, and Mr. Arthur Joaquim de Carvalho, Brazilian, married, business administrator, bearer of the Identity Card Number 3,749, issued by Regional Council of Administration / Bahia, and enrolled with Ministry of Finance Individual Taxpayers’ Register Number 147.896.475- 87, residing and domiciled in this city and state of Rio de Janeiro, all of which with offices located at Av. Presidente Wilson, nº 231, 28º andar (parte), as their attorneys-in-fact (the “Opportunity Grantees”), to whom it grants all powers required and sufficient to receive, on Opportunity Vendor’s behalf, any and all communication, mail, notification, request, claim, demand, direction, arbitration notification, service of process, and notification order in connection with this Agreement or any dispute, demand, question, or controversy arising from, or connected to, this Agreement.

9.5. Purchaser and Telemar, as a condition precedent to this Agreement, hereby irrevocably and irreversible retain and appoint Mr. José Olympio da Veiga Pereira,

Brazilian, married, engineer, bearer of the Identity Card Number 05.378.729- 7, issued by Felix Pacheco Institute / Rio de Janeiro, and enrolled with Ministry of Finance Individual Taxpayers’ Register Number 704.674.717- 20, and Mr. Marco Aurélio Luz Gonçalves, business administrator, bearer of the Identity Card Number 32.769.65, issued by SSP - São Paulo, and enrolled with Ministry of Finance Individual Taxpayers’ Register Number 524.080.001- 49, both with offices located at Av. Brigadeiro Faria Lima, 3064, 14º andar, in the City and State of São Paulo, as their attorneys-in-fact (the “Purchaser Grantees”), to whom it grants all powers required and sufficient to receive, on Purchaser’s and Telemar’s behalf, any and all communication, mail, notification, request, claim, demand, direction, arbitration notification, service of process, and notification order in connection with this Agreement or any dispute, demand, question, or controversy arising from, or connected to, this Agreement.

9.6. Either Party may replace its Grantee, respectively, at its sole discretion, at any time, upon prior notice to the other Parties, provided, however, that any new Grantee receives from the Party appointing the same, any and all powers mentioned in this Clause 9, and further provided that the relevant Grantee is domiciled in Brazil.

CLAUSE 10

ARBITRATION

10.1. Any disputes arising from the present Agreement (except as otherwise connected with the Termination Fee Agreement, which shall be resolved by the parties thereto, in accordance with the provisions thereof) should be resolved by arbitration.

10.2. The dispute shall be referred to the Arbitration Court of the International Chamber of Commerce (“ICC”) in accordance with its rules (the “Rules”) in effect on the date the arbitration request is brought by either party.

10.3. Each Party and Intervening Party to this Agreement shall abide by the present arbitration commitment clause for all legal purposes and effects.

10.4. The arbitration award shall be final, unappealable, and binding to the Parties, which commit themselves to spontaneously fulfill the same, refraining from resorting to Brazilian Legal Branch, unless as otherwise provided under Clause 10.7, below.

10.5. The arbitration shall be held in city of London, England, and the arbitrators shall be prohibited from judging based on equity, and Brazilian Law shall apply. The arbitration shall be conducted in the English language.

10.6. The arbitration shall comprise 03 (three) arbitrators; the demanding party, or parties, shall (jointly, whenever applicable) appoint 01 (one) arbitrator, and the aggrieved party, or parties (jointly, whenever applicable) shall appoint a second arbitrator; and both arbitrators, upon mutual consent, shall appoint a third arbitrator, which shall act as the chairman of the arbitration court. In case such 2 (two) arbitrators appointed by the Parties fail to appoint a third arbitrator within 30 (thirty) days counted from the date the last of those 2 (two) arbitrators has been appointed, then the ICC shall appoint a third arbitrator. In case the demanding party or the aggrieved parties fail to achieve a consensus in connection with the relevant arbitrator, then such 3 (three) arbitrators should be elected and appointed by ICC.

10.7 Notwithstanding the provision in this Clause, each Party shall remain entitled to pursue before the competent jurisdiction as elected in this Clause, prior to the referral to an arbitration court, such precautionary legal remedies as required for obtaining any kind of protection or safeguard of any rights or of preparatory nature, which shall not be construed as a waiver to arbitration. In order to enforce said court protection, the Parties hereby elect the courts in the Capital of Rio de Janeiro State, in Brazil, to the express exclusion of any other jurisdiction, no matter how privileged such other jurisdiction is, or may become.

10.7.1 Once arbitration is started, parties undertake to adopt as to the judicial procedure established, the determinations of the arbitral body, further obliging themselves to waive or claim for the extinction, without the resolution of the merit, of any judicial order obtained, including any writ of prevention, under the terms defined by the arbitral body.

10.8 The execution of the arbitral judgment may take place in any court that has jurisdiction or authority on the Parties and their assets. Each Party shall endeavor their best efforts to assure the speedy and efficient conclusion of the arbitral procedure.

10.9 Parties agree that the arbitration shall be kept confidential and their elements (including, without limitation, the allegations of the Parties, evidence, opinions and other manifestations of third parties and any other documents submitted or exchanged during the arbitral procedure) shall only be revealed to the arbitral court, to the Parties, to their attorneys and to any person deemed essential to the development of the arbitration, except if disclosure is required to the fulfillment of the obligations imposed by law or by any other ruling authority.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in 12 (twelve) counterparts of equal form and substance, before two witnesses.

[Remainder of this page intentionally left blank]

Signature page of the Share Purchase and Sale Agreement entered into on April 25 2008, by and between Investidores Institucionais Fundo de Investimento em Participações, Citigroup Venture Capital International, Brazil, L.P., Priv Fundo de Investimento em Ações, Tele Fundo de Investimento em Ações, Caixa de Previdência dos Funcionários do Banco do Brasil - Previ, FUNDAÇÃO 14 de Previdência Privada, Fundação Petrobras de Seguridade Social - Petros, Telos - Fundação Embratel de Assistência e Seguridade Social, Fundação dos Economiários Federais - Funcef, Opportunity Fund, OPPORTUNITY LÓGICA RIO CONSULTORIA E PARTICIPAÇÕES LTDA., OPPORTUNITY Asset Administradora de Recursos de Terceiros Ltda., Opportunity Invest II Ltda., Opportunity Investimentos Ltda., OPP I Fundo de Investimentos em Ações, Opportunity Lógica II Fundo de INVESTIMENTO em Ações, International Market Investments, C.V., Luxor Fundo de Investimento Multimercado, Timepart Participações Ltda., Banco de Investimentos Credit Suisse (Brasil) S.A., Telemar Norte Leste S.A., Invitel S.A., and Solpart Participações S.A.

Rio de Janeiro, April 25 2008

[Signature]	INVESTIDORES INSTITUCIONAIS FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

[Signature]	CITIGROUP VENTURE CAPITAL INTERNATIONAL, BRAZIL, L.P.

PRIV FUNDO DE INVESTIMENTO EM AÇÕES

[Signature]	TELE FUNDO DE INVESTIMENTO EM AÇÕES

[Signature]	CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL - PREVI

[Signature]	FUNDAÇÃO 14 DE PREVIDÊNCIA PRIVADA

[Signature]	FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL - PETROS

[Signature]	TELOS - FUNDAÇÃO EMBRATEL DE ASSISTÊNCIA E SEGURIDADE SOCIAL

[Signature]	FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS - FUNCEF

[Signature]	OPPORTUNITY FUND

[Signature]	OPPORTUNITY LÓGICA RIO CONSULTORIA E PARTICIPAÇÕES LTDA.

[Signature]	OPPORTUNITY ASSET ADMINISTRADORA DE RECURSOS DE TERCEIROS LTDA.

[Signature]	OPPORTUNITY INVEST II LTDA.

[Signature]	OPPORTUNITY INVESTIMENTOS LTDA.

[Signature]	OPP I FUNDO DE INVESTIMENTOS EM AÇÕES

[Signature]	OPPORTUNITY LÓGICA II FUNDO DE INVESTIMENTO EM AÇÕES

[Signature]	INTERNATIONAL MARKET INVESTMENTS, C.V.

[Signature]	LUXOR FUNDO DE INVESTIMENTO MULTIMERCADO

[Signature]	TIMEPART PARTICIPAÇÕES LTDA.

[Signature]	BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A.

[Signature]	TELEMAR NORTE LESTE S.A., INVITEL S.A.

[Signature]	SOLPART PARTICIPAÇÕES S.A.

Witnesses:
[Signature]
Name:	Jose Mauro Carneiro
CPF MF:

[Signature]
Name:	Paulo
CPF MF:

SHARE PURCHASE AND SALE AGREEMENT

ATTACHMENT 1

DEFINITIONS

Asset	Opportunity Asset Administradora de Recursos de Terceiros Ltda., as identified in the introduction of this Agreement

Shares	The Direct Shares and the Invitel Shares, collectively

BrT Shares	Shall have the meaning ascribed thereto in the Recitals (iv)

BrT Part Shares	Shall have the meaning ascribed thereto in the Recitals (iii)

Auction Shares	Shall have the meaning ascribed thereto in Clause 1.5.5.

Direct Shares	Shall have the meaning ascribed thereto in the Recitals (ii)

Invitel Shares	Shall have the meaning ascribed thereto in the Recitals (i)

Invitel Auction Shares	Shall have the meaning ascribed thereto in Clause 1.5.5.1.

Solpart Shares	Shall have the meaning ascribed thereto in Clause 5.1 (d).

Interim Shareholders’ Agreement	Shall have the meaning ascribed thereto in Clause 5.1 (d).

Joint Sale Agreement	Shall have the meaning ascribed thereto in Clause 5.1 (d).

Release Agreement	Shall have the meaning ascribed thereto in Clause 5.1 (w).

Affiliated	Shall have the meaning ascribed thereto in Clause 5.1 (r).

PGO Amendment	Shall have the meaning ascribed thereto in Clause 2.2.

Advice	Shall have the meaning ascribed thereto in Clause 6.5.

BrT	Brasil Telecom S.A.

Solpart Net Cash	Shall have the meaning ascribed thereto in Clause 1.3.1.

CADE	Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica)

ICC	International Chamber of Commerce

Purchaser	Banco de Investimentos Credit Suisse (Brasil) S.A., as identified in the introduction of this Agreement

Purchaser’s or Telemar’s knowledge	Shall have the meaning ascribed thereto in Clause 5.2 (b).

Vendors’, Invitel’s, and Solpart’s knowledge	Shall have the meaning ascribed thereto in Clause 5.1 (b).

Agreement	This Share Purchase and Sale Agreement, entered into on April 25 2008, by and between the parties mentioned in the introduction hereof.

Commission Agreement	Shall have the meaning ascribed thereto in Recitals, Item (xv).

TI Transaction Agreements	Shall have the meaning ascribed thereto in Clause 4.9.

Controlled Company	Shall have the meaning ascribed thereto in Clause 5.1 (r).

Holding Company	Shall have the meaning ascribed thereto in Clause 5.1 (r).

Interest	Shall have the meaning ascribed thereto in Clause 5.1 (r).

Credit Suisse	Banco de Investimentos Credit Suisse (Brasil) S.A., as identified in the introduction of this Agreement.

CVC	Collectively: Tele FIA, Priv FIA and CVC Brazil.

CVC Brazil	Citigroup Venture Capital International Brazil, L.P., as identified in the introduction of this Agreement.

CVC Delaware	Citigroup Venture Capital International Brazil (Delaware), LLC.

CVM	Brazilian Securities Commission (Comissão de Valores Mobiliários)

Closing Date	Shall have the meaning ascribed thereto in Clause 1.5.

Financial Statements	Shall have the meaning ascribed thereto in Clause 5.1 (m).

Business Day	Shall mean any day other than a Saturday or Sunday, or any other day in which the Banks in Rio de Janeiro (Brazil), São Paulo (Brazil), Brasília (Brasília) and New York (United States of America) are not opened.

Invitel Net Debt	Shall have the meaning ascribed thereto in Clause 1.3.1.

Invitel Refunded Debt	Shall have the meaning ascribed thereto in Clause 1.3.1.

Material Adverse Effect	Shall have the meaning ascribed thereto in Clause 5.1 (c). For the purposes of Clause 5.2, it shall have the meaning ascribed thereto in Clause 5.2 (c).

Termination Event due to Misrepresentation of Inaccuracy	Shall have the meaning ascribed thereto in Clause 7.3.1.

Closing	Shall have the meaning ascribed thereto in Clause 1.5.

Funcef	Fundação dos Economiários Federais - Funcef, as identified in the introduction of this Agreement.

Fundação 14	Fundação 14 de Previdência Privada, as identified in the introduction of this Agreement.

Foundations	Collectively, Funcef, Previ, Fundação 14, Petros, and Telos.

Encumbrance	Shall have the meaning ascribed thereto in Clause 5.1 (d).

Holding Company Investment Agreement	Shall have the meaning ascribed thereto in Clause 4.9.

IGP - M	Shall have the meaning ascribed thereto in Clause 6.2.1.

IIFIP	Investidores Institucionais Fundo de Investimento em Participações, as identified in the introduction to this Agreement.

IMI	International Market Investments, C.V., as identified in the introduction to this Agreement.

Impediment	Shall have the meaning ascribed thereto in Clause 1.16.

Capital Gains Tax	Shall have the meaning ascribed thereto in Clause 1.4.

Intervening Parties	Telemar, Solpart, and Invitel.

Invest	Opportunity Invest II Ltda., as identified in the introduction to this Agreement.

Investimentos	Opportunity Investimentos Ltda., as identified in the introduction to this Agreement

Invitel	Invitel S.A., as identified in the introduction to this Agreement.

Invitel Legacy	Invitel Legacy S.A.

Environmental Legislation	Shall have the meaning ascribed thereto in Clause 5.1 (t).

Corporation Law	Law Number 6,404 of December 15 1976, as amended.

Letter Agreement	Shall have the meaning ascribed thereto in Clause 4.9.

LGT	Law Number 9,472, of July 16 1997, as amended.

Litigation	Shall have the meaning ascribed thereto in Clause 5.1 (i).

Lógica	Opportunity Lógica Rio Consultoria e Participações Ltda., as identified in the introduction to this Agreement.

Lógica II	Opportunity Lógica II Fundo de Investimento em Ações, as identified in the introduction to this Agreement.

Luxor	Luxor Fundo de Investimento Multimercado, as identified in the introduction to this Agreement.

Mutual Release Agreement	Shall have the meaning ascribed thereto in Clause 4.9.

Promissory Notes	Shall have the meaning ascribed thereto in Clause 1.3.1.

Agreement Assignment Notice	Shall have the meaning ascribed thereto in Clause 2.4.

Termination Notice	Shall have the meaning ascribed thereto in Clause 7.3.

Auction Sale Notice	Shall have the meaning ascribed thereto in Clause 1.5.5.

OPA	Shall have the meaning ascribed thereto in Clause 2.1 (ii).

OPP I	OPP I Fundo de Investimentos em Ações, as identified in the introduction to this Agreement.

Opportunity	Collectively, Opportunity Fund, Lógica, Asset, Invest, Investimentos, OPP I, IMI, Luxor, Lógica II, Timepart.

Opportunity Fund	Opportunity Fund, As Indentified In The Introduction To This Agreement.

IIFIP Grantee	Shall have the meaning ascribed thereto in Clause 9.1.

CVC Grantee	Shall have the meaning ascribed thereto in Clause 9.2.

Foundations Grantee	Shall have the meaning ascribed thereto in Clause 9.3.

Opportunity Grantee	Shall have the meaning ascribed thereto in Clause 9.4.

Purchaser Grantee	Shall have the meaning ascribed thereto in Clause 9.5.

Indemnified Party	Shall have the meaning ascribed thereto in Clause 6.1 and in Clause 6.3.

Losses	Shall have the meaning ascribed thereto in Clause 6.1.

Petros	Fundação Petrobras de Seguridade Social - Petros, as identified in the introduction to this Agreement.

PGO	The General Concession Plan, approved by Decree Number 2534, of April 2 1998.

Cure Term	Shall have the meaning ascribed thereto in Clause 7.3.1.1.

Purchase Price	Shall have the meaning ascribed thereto in Clause 1.2 (ii).

Direct Shares’ Purchase Price	Shall have the meaning ascribed thereto in Clause 1.2 (ii).

Invitel Shares’ Purchase Price	Shall have the meaning ascribed thereto in Clause 1.2 (ii).

Termination Fee	Shall have the meaning ascribed thereto in Clause 7.4.

Previ	Caixa de Previdência dos Funcionários do Banco do Brasil, as identified in the introduction to this Agreement.

Priv FIA	Priv Fundo de Investimento em Ações, as identified in the introduction to this Agreement.

Rules	Shall have the meaning ascribed thereto in Clause 10.2.

SEC	Securities and Exchange Commission

Share Purchase Agreement	Shall have the meaning ascribed thereto in Clause 4.9.

Solpart	Solpart Participações S.A., as identified in the introduction to this Agreement

SPC	Supplementary Pension Secretary

STFC	Commuted fixed telephony services

Techold	Techold Participações S.A.

Tele FIA	Tele Fundo de Investimento em Ações, as identified in the introduction to this Agreement.

Telemar	Telemar Norte Leste S.A., as identified in the introduction to this Agreement.

Telemar Participações	Telemar Participações S.A., as identified in the introduction to this Agreement.

Telos	TELOS - Fundação Embratel de Assistência e Seguridade Social, as identified in the introduction to this Agreement

Timepart	Timepart Participações Ltda., as identified in the introduction to this Agreement

Exclusion Amount	Shall have the meaning ascribed thereto in Clause 6.2 (ii) and 6.4 (ii).

Invitel Settlement Amount	Shall have the meaning ascribed thereto in Clause 1.3.

Value per Direct Share	Shall have the meaning ascribed thereto in Clause 1.3.1.4.

Value per Invitel Share	Shall have the meaning ascribed thereto in Clause 1.3.1.2.

Nonperforming Auction Vendor	Shall have the meaning ascribed thereto in Clause 1.11.

Nonperforming Private Vendor	Shall have the meaning ascribed thereto in Clause 1.8.1.

Vendors	IIFIP, CVC Brazil, Priv FIA, Tele FIA, Previ, Fundação 14, Petros, Telos, Funcef, Opportunity Fund, Lógica, Asset, Invest, Investimentos, OPP I, Lógica II, IMI, Luxor, and Timepart.

Auction Vendors	Shall have the meaning ascribed thereto in Clause 1.5.5.

Zain	Zain Participações S.A.

[Initials]